Exhibit 99.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

STEWART & STEVENSON SERVICES, INC.

S&S TUG SERVICE CENTERS, INC.

AND

TUG ACQUISITION CORP.

DATED DECEMBER 6, 2004

1.	Definitions and Usage

	1.1	DEFINITIONS

	1.2	USAGE

2.	Sale and Transfer of Assets; Closing

	2.1	ASSETS TO BE SOLD

	2.2	EXCLUDED ASSETS

	2.3	CONSIDERATION

	2.4	LIABILITIES

	2.5	PRORATIONS OF CERTAIN EXPENSES AND PROPERTY TAXES

	2.6	SALES AND TRANSFER TAXES; RECORDING FEES

	2.7	ALLOCATION

	2.8	CLOSING

	2.9	CLOSING OBLIGATIONS

	2.10	ADJUSTMENT AMOUNT AND PAYMENT

	2.11	ADJUSTMENT PROCEDURE

	2.12	EARNEST MONEY

3.	Representations and Warranties of Sellers

	3.1	ORGANIZATION AND GOOD STANDING

	3.2	ENFORCEABILITY; AUTHORITY; NO CONFLICT

	3.3	FINANCIAL STATEMENTS

	3.4	BOOKS AND RECORDS

	3.5	SUFFICIENCY OF ASSETS

	3.6	DESCRIPTION OF OWNED REAL PROPERTY

	3.7	DESCRIPTION OF LEASED REAL PROPERTY

	3.8	TITLE TO ASSETS; ENCUMBRANCES

	3.9	CONDITION OF FACILITIES

	3.10	ACCOUNTS RECEIVABLE

	3.11	INVENTORIES

	3.12	NO UNDISCLOSED LIABILITIES

	3.13	TAXES

	3.14	NO MATERIAL ADVERSE CHANGE

	3.15	EMPLOYEE BENEFITS

i

	3.16	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

	3.17	LEGAL PROCEEDINGS; ORDERS

	3.18	ABSENCE OF CERTAIN CHANGES AND EVENTS

	3.19	CONTRACTS; NO DEFAULTS

	3.20	INSURANCE

	3.21	ENVIRONMENTAL MATTERS

	3.22	EMPLOYEES

	3.23	LABOR AND EMPLOYMENT RELATIONS; COMPLIANCE

	3.24	INTELLECTUAL PROPERTY

	3.25	BROKERS OR FINDERS

	3.26	DUE DILIGENCE

4.	Representations and Warranties of Buyer

	4.1	ORGANIZATION AND GOOD STANDING

	4.2	ENFORCEABILITY; AUTHORITY; NO CONFLICT

	4.3	CERTAIN PROCEEDINGS

	4.4	FINANCING; ABILITY TO DISCHARGE LIABILITIES

	4.5	INVESTIGATION BY BUYER

	4.6	BROKERS OR FINDERS

5.	Covenants of Buyer and Sellers Prior to Closing

	5.1	REQUIRED APPROVALS

	5.2	NOTIFICATION

	5.3	COMMERCIALLY REASONABLE EFFORTS

	5.4	BULK SALES LAWS

	5.5	CURRENT EVIDENCE OF TITLE

	5.6	COMPLIANCE WITH LEGAL REQUIREMENTS

6.	Covenants of Sellers and Buyer Prior to Closing

	6.1	ACCESS AND INVESTIGATION

	6.2	OPERATION OF THE BUSINESS

	6.3	NEGATIVE COVENANT

	6.4	BUYER FINANCING

7.	Conditions Precedent to Buyer’s Obligation to Close

	7.1	ACCURACY OF REPRESENTATIONS; SELLERS’ PERFORMANCE

	7.2	CONSENTS

	7.3	ADDITIONAL DOCUMENTS

	7.4	NO PROCEEDINGS

	7.5	NO CONFLICT

	7.6	TITLE INSURANCE

	7.7	SUBORDINATION AGREEMENT

8.	Conditions Precedent to each Seller’s Obligation to Close

	8.1	ACCURACY OF REPRESENTATIONS; BUYER’S PERFORMANCE

	8.2	CONSENTS

	8.3	ADDITIONAL DOCUMENTS

	8.4	NO PROCEEDINGS

	8.5	NO CONFLICT

	8.6	SUBCONTRACT

	8.7	SUBORDINATION AGREEMENT

9.	Termination

	9.1	TERMINATION EVENTS

	9.2	EFFECT OF TERMINATION

10.	Additional Covenants

	10.1	EMPLOYEES AND EMPLOYEE BENEFITS

	10.2	NONCOMPETITION AND NONSOLICITATION

	10.3	CUSTOMER AND OTHER BUSINESS RELATIONSHIPS

	10.4	RETENTION OF AND ACCESS TO RECORDS

	10.5	FURTHER ASSURANCES

	10.6	ASSIGNMENT OF CONTRACT PAYMENTS

	10.7	ASSIGNMENTS; NOVATIONS

	10.8	PROVISIONS RELATING TO CERTAIN ASSETS

	10.9	LITIGATION SUPPORT

	10.10	PROMISSORY NOTE

11.	Indemnification; Remedies

	11.1	SURVIVAL

	11.2	INDEMNIFICATION AND REIMBURSEMENT BY SELLERS

	11.3	INDEMNIFICATION AND REIMBURSEMENT BY BUYER

	11.4	LIMITATIONS ON AMOUNT—SELLER

	11.5	LIMITATIONS ON AMOUNT—BUYER

	11.6	TIME LIMITATIONS

	11.7	PROCEDURE

	11.8	PAYMENT

	11.9	NO SET-OFF

	11.10	INSURANCE

	11.11	NO DUPLICATION

	11.12	REMEDIES

	11.13	NO SPECIAL DAMAGES

12.	Confidentiality

	12.1	DEFINITION OF CONFIDENTIAL INFORMATION

	12.2	RESTRICTED USE OF CONFIDENTIAL INFORMATION

	12.3	EXCEPTIONS

	12.4	LEGAL PROCEEDINGS

	12.5	RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION

	12.6	ATTORNEY-CLIENT PRIVILEGE

13.	General Provisions

	13.1	EXPENSES

	13.2	PUBLIC ANNOUNCEMENTS

	13.3	NOTICES

	13.4	ARBITRATION

	13.5	ENFORCEMENT OF AGREEMENT

	13.6	WAIVER; REMEDIES CUMULATIVE

	13.7	ENTIRE AGREEMENT AND MODIFICATION

	13.8	ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS

	13.9	SEVERABILITY

	13.10	CONSTRUCTION

	13.11	TIME OF ESSENCE

	13.12	GOVERNING LAW

	13.13	EXECUTION OF AGREEMENT

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated December 6, 2004, by and among TUG Acquisition Corp., a Delaware corporation (“Buyer”), and Stewart & Stevenson Services, Inc., a Texas corporation (“Parent”), and S&S Tug Service Centers, Inc., a Delaware corporation (“S&S Tug”, and together with Parent, the “Sellers” and each, a “Seller”).

RECITALS

Sellers desire to sell, and Buyer desires to purchase, substantially all of the assets constituting the Business (each, as defined below), and Buyer is willing to assume certain obligations of Sellers relating to the Business, for the consideration and on the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

1.                                       Definitions and Usage

1.1                                 DEFINITIONS

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable”—(a) all trade accounts receivable and other rights to payment from customers of Sellers related to, or arising from, the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of each Seller, (b) all other accounts or notes receivable of each Seller related to the Business and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Adjustment Amount”—as defined in Section 2.10.

“Affected Employees” — all employees of Sellers employed principally in connection with the Business, including persons on vacation, approved leave of absence, sick leave, family medical leave under the Family and Medical Leave Act, or short-term disability leave; and excluding persons on long-term disability leave under a long-term disability plan maintained by any Seller.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all relatives and immediate family members of such Person.  For purposes of this definition, a Person shall be deemed to control another Person if such first Person directly or indirectly owns or holds fifty percent (50%) or more of the ownership interests in such other Person.

“Appurtenances”—all privileges, rights, easements, rights-of-way, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Assets”—as defined in Section 2.1.

“Assumed Liabilities”—as defined in Section 2.4(a).

“Bill of Sale and Assignment and Assumption Agreement”—as defined in Section 2.9(a)(i).

“Breach”—any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Bulk Sales Laws”—as defined in Section 5.4.

“Business”—as defined in Section 2.1.

“Business Day”—any day other than (a) Saturday or Sunday or (b) any other day on which banks in Houston, Texas or New York, New York are permitted or required to be closed.

“Buyer”—as defined in the first paragraph of this Agreement.

“Buyer Contact”—as defined in Section 12.2(a).

“Buyer Disclosure Letter”—the disclosure letter delivered by Buyer to Sellers concurrently with the execution and delivery of this Agreement.

“Buyer Group”—as defined in Section 6.1.

“Buyer Indemnitees”—as defined in Section 11.2.

“Buyer’s Notice”—as defined in Section 5.5(c).

“Closing”—as defined in Section 2.8.

“Closing Balance Sheet”—as defined in Section 2.11(a).

“Closing Date”—the date on which the Closing actually takes place.

“Closing Working Capital”—as defined in Section 2.11(a).

“COBRA” — the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code”—the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts”—the efforts that a reasonably prudent business Person would use in similar circumstances to achieve a desired result in a reasonably efficient and cost-effective manner and within the applicable time period, if any; provided that an obligation to use Commercially Reasonable Efforts under this Agreement does not require the Person subject to that obligation to take (i) actions that would result in a materially adverse change in the benefits of such Person under this Agreement or the Contemplated Transactions or (ii) extraordinary or unreasonable measures, including by way of example, with respect to filing and processing fees, the payment of amounts in excess of normal and usual amounts comprising such fees, if any, or with respect to Contracts, other payments with respect to any Contract that is significant in the context of such Contract (or significant on an aggregate basis to all Contracts) hereby.

“Competing Business”—as defined in Section 10.2(a).

“Confidential Information”—as defined in Section 12.1(a).

“Consent”—any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions”—all of the transactions contemplated by this Agreement.

“Contract”—any agreement, contract (including any Government Contract), Lease, commitment or other undertaking or arrangement.

“Damages”—as defined in Section 11.2.

“Disclosing Party”—as defined in Section 12.1(a).

“Dispute”—as defined in Section 13.4.

“Effective Time”—12:01 a.m. on the Closing Date.

“Election Period”—as defined in Section 11.7(c).

“Encumbrance”—any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Condition” — any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Release, or emission of any “Hazardous Materials.”

“Environmental Laws” — all applicable laws, regulations, requirements that have the effect of law, orders, decrees, judgments, or injunctions issued, promulgated or entered into by any Governmental Body pertaining to the protection of human health or the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901

et seq. (“RCRA”), the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and any similar state or local statutes, in each case as such laws are in effect on or prior to the Closing Date.

“Environmental Liabilities” shall mean any and all liabilities, responsibilities, claims, suits, losses, costs (including remedial, removal, response, abatement, clean-up, investigative, or monitoring costs and any other related costs and expenses), other causes of action, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorneys’ fees and other legal fees (i) pursuant to any agreement, order, notice, or responsibility, directive (including directives embodied in Environmental Laws), injunction, judgment, or similar documents (including settlements), arising out of or in connection with any Environmental Laws, or (ii) pursuant to any claim by a Governmental Body or other person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by the Governmental Body or person pursuant to Environmental Laws or common law.

“Environmental Material Adverse Effect” shall mean any Environmental Liabilities that are reasonably expected to exceed $25,000 per occurrence or series of related occurrences, or $100,000 in the aggregate.

“ERISA”—the Employee Retirement Income Security Act of 1974.

“Exchange Act”—the Securities Exchange Act of 1934.

“Excluded Assets”—as defined in Section 2.2.

“Facilities”—any Real Property, leasehold or other interest in Real Property related primarily to the Business and currently owned, leased or operated by any Seller, including the Tangible Personal Property used or operated by any Seller at the respective locations of the Real Property specified in Section 3.6.

“FAR”—the Federal Acquisition Regulation.

“Financial Statements”—as defined in Section 3.3.

“Financing”—as defined in Section 6.4.

“GAAP”—generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Initial Balance Sheet was prepared.

“Governmental Authorization”—any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, which consent, license, registration or permit is related primarily to or required for the operation of the Business.

“Governmental Body”—any:

(a)                                  nation, state, county, city, town, borough, village, district or other jurisdiction;

(b)                                 federal, state, local, municipal, foreign or other government;

(c)                                  governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d)                                 body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(e)                                  official of any of the foregoing.

“Government Contract”—any Contract related primarily to the Business between any Seller and (i) any United States Governmental Body, (ii) any prime contractor of any United States Governmental Body, or (iii) any subcontractor with respect to any Contract described in clause (i) or (ii).

“Ground Lease”—any lease of land related to the Business in which the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, may be transferred to the tenant for the term thereof.

“Ground Lease Property”—any land, improvements and Appurtenances subject to a Ground Lease in favor of any Seller used in connection with the Business.

“happening or manifested”—the time at which the physical accident or injury giving rise to the Liability occurs (and not necessarily when the product design, manufacture, distribution or sale or related service occurs).

“Hazardous Material”—any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“HSR Act”—the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements”—all buildings, structures, facilities and other improvements located on the Real Property, and all building material, building equipment, supplies and fixtures of every kind and nature located on the Land or attached to, contained in or used in connection with any such buildings, structures, facilities or other improvements, and all appurtenances and additions thereto and betterments, renewals, substitutions and replacements thereof.

“Indemnitee”—as defined in Section 11.7(a).

“Indemnitor”—as defined in Section 11.7(a).

“Independent Accountants” — KPMG LLP or, if KPMG LLP declines to serve in such capacity under this Agreement, such other independent accounting firm as may be mutually acceptable to Sellers and Buyer (or if Sellers and Buyer cannot agree on such an independent accounting firm within five (5) Business Days of the Independent Accountants’ declining to serve, an independent accounting firm mutually acceptable to Sellers’ and Buyer’s respective independent accountants).

“Industrial Revenue Bonds”—the Development Authority of Cobb County Tax-Exempt Adjustable Mode Industrial Development Revenue Bonds (Tug Manufacturing Corporation Project) Series 1990, dated September 7, 1990 and all documents entered into in connection with such bonds evidencing all obligations assumed by Parent, including the Loan Agreement with the Issuer dated as of September 1, 1990; Promissory Note to the Issuer in the original principal sum of $3,500,000 dated September 7, 1990; Reimbursement and Security Agreement with Wachovia Bank, N.A. (the “Bank”), successor to The First National Bank of Atlanta, dated as of September 1, 1990; Promissory Note to the Bank in the original principal sum of $3,500,000 dated September 1, 1990; Remarketing and Interest Services Agreement with the Bank dated as of September 1, 1990; and Deed to Secure Debt and Security Agreement dated as of September 1, 1990.

“Initial Balance Sheet”—as defined in Section 3.3.

“Initial Working Capital”—$45,000,000.

“Insured Exception” —as defined in Section 5.5(d).

“Intellectual Property”—(a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) Software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Licenses”—as defined in Section 3.24(b).

“Inventories”—all inventories of Sellers related primarily to the Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Sellers in the production of finished goods for the Business.

“IRS”—the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Issuer”—Development Authority of Cobb County.

“Knowledge”—with respect to Sellers, Sellers will be deemed to have Knowledge of a particular fact or other matter if any individual named in Section 1.1 of the Seller Disclosure Letter is actually aware of that fact or matter, and with respect to Buyer, Buyer will be deemed to have Knowledge of a particular fact or other matter if any individual named in Section 1.1 of the Buyer Disclosure Letter is actually aware of that fact or matter.

“Land”—all parcels and tracts of land set forth on Section 3.6 of the Seller Disclosure Letter.

“Lease”—any Real Property Lease or any space lease, lease or rental agreement, occupancy agreement, license, right to use or installment and conditional sale agreement to which any Seller is a party related primarily to the Business and any other Seller Contract related primarily to the Business pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement”—any federal, state or municipal law, ordinance, regulation, statute or treaty.

“Letter of Credit”— as defined in Section 2.1(j).

“Liability”—with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Net Names”—as defined in Section 2.2(l).

“Non-Real Estate Encumbrances”—as defined in Section 3.8(c).

“Notice of Dispute”—as defined in Section 13.4.

“Novation Agreements”—as defined in Section 10.7(a).

“Order”—any binding award, decision, order, injunction, judgment, decree, ruling or verdict entered, issued, made or rendered by, or assessment or arbitration award of, any Governmental Body or arbitrator.

“Owned Intellectual Property”—as defined in Section 3.24(a).

“Parent” — as defined in the first paragraph of this Agreement.

“Parent Headquarters Lease”—the leasehold interest held by the Parent pursuant to which the Parent occupies space for its corporate executive and administrative headquarters in Houston, Texas.

“Permitted Encumbrances”—as defined in Section 3.8(c).

“Permitted Real Estate Encumbrances”—as defined in Section 3.8(a).

“Person”—an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Pre-Closing Property Taxes”—as defined in Section 2.5.

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Promissory Note”—as defined in Section 2.9(b)(ii).

“Purchase Price”—as defined in Section 2.3.

“Real Estate Encumbrances”—as defined in Section 3.8(a)(ii).

“Real Property”—the Land, tenements, hereditaments and Improvements and all Appurtenances, any Real Property Lease  and any Ground Lease Property; subject only to the Permitted Real Estate Encumbrances.

“Real Property Lease”—any Ground Lease or Space Lease.

“Receiving Party”—as defined in Section 12.1(a).

“Record”—information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Recorded Documents”—as defined in Section 5.5(a)(i)(B).

“Related Person”—With respect to a specified Person:

(a)                                  any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(b)                                 any Person that holds a Material Interest in such specified Person;

(c)                                  each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d)                                 any Person in which such specified Person holds a Material Interest; and

(e)                                  any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release”—any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the environment.

“Representative”—with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Restrictive Covenants”—as defined in Section 11.12(a).

“Retained Liabilities”—as defined in Section 2.4(c).

“S&S Tug” — as defined in the first paragraph of this Agreement.

“Securities Act”— the Securities Act of 1933, as amended.

“Seller” or “Sellers”—as defined in the first paragraph of this Agreement.

“Seller Benefit Plans”—all (i) material employee welfare benefit plans or employee pension benefit plans as defined in sections 3(1) and 3(2) of ERISA, including plans that provide retirement income or result in deferrals of income by employees for periods extending to their terminations of employment or beyond, and plans that provide medical, surgical or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (ii) other material employee benefit agreements or arrangements that are not ERISA plans, including any deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, retention incentive agreements, noncompetition agreements, vacation policies and, or other similar plans, agreement or arrangements that (a) are maintained by any Seller or any of its Related Persons for the benefit of Affected Employees, (b) have been approved by any Seller or any of its Related Persons but are not yet effective for the benefit of Affected Employees or their beneficiaries, or (c) were previously maintained by any Seller or any of its Related Persons for the benefit of the Affected Employees or their beneficiaries and with respect to which Seller or any of its Related Persons may have any liability, contingent or otherwise.  However, “Seller Benefit Plans” shall not include any agreements between any Seller and any Affected Employees pursuant to which such

Seller has agreed to pay Affected Employees additional compensation in consideration of their services rendered in connection with the sale of the Assets.

“Seller Contact”—as defined in Section 12.2(a).

“Seller Contract”—any Contract, including any Intellectual Property License, related primarily to the Business (a) under which any Seller has or may acquire any rights or benefits; (b) under which any Seller has or may become subject to any obligation or liability; or (c) by which any Seller or any of the Assets may become bound.

“Seller Disclosure Letter”—the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Seller Indemnitees”—as defined in Section 11.3.

“Senior Lenders”—as defined in Section 7.7.

“Software”—all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Software License Agreement” - - as defined in Section 2.9(a)(iii).

“Space Lease”—any lease, occupancy agreement or rental agreement pertaining to the occupancy of any improved space on any land related to the Business.

“Subcontract”—as defined in Section 8.6.

“Subcontracted Contracts”—as defined in Section 8.6.

“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Survey”—as defined in Section 5.5(a)(ii).

“Survival Period”—as defined in Section 11.6.

“Tangible Personal Property”—all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by any Seller related primarily to the Business, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax”—any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party”—a Person that is not a party to this Agreement.

“Third Party Claim”—any claim against any Indemnitee by a Third Party that could give rise to a right of indemnification under this Agreement.

“Title Commitment”—as defined in Section 5.5(a)(i)(A).

“Title Insurer”—as defined in Section 5.5(a)(i).

“Title Objection”—as defined in Section 5.5(c).

“Transaction Agreements”—as defined in Section 11.12(a).

“Transferred Employee”—as defined in Section 10.1(a).

“Transition Services Agreement” - -as defined in Section 2.9(a)(xi).

“WARN”—the Worker Adjustment and Retaining Notification Act of 1988.

“Working Capital”— the amount that is calculated by subtracting the current liabilities of Sellers included in the Assumed Liabilities as of a particular date from the current assets of Sellers included in the Assets as of such particular date.

1.2                                 USAGE

(a)                                  Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)                                     the singular number includes the plural number and vice versa;

(ii)                                  reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this

Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)                               reference to any gender includes each other gender;

(iv)                              reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)                                 reference to any Legal Requirement means, unless expressly indicated otherwise, such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means, unless expressly indicated otherwise, that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)                              “hereunder,” “hereof,” “hereto,”  and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)                           “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)                        “or” is used in the inclusive sense of “and/or”;

(ix)                                with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)                                   references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)                                 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)                                  Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.                                       Sale and Transfer of Assets; Closing

2.1                                 ASSETS TO BE SOLD

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Effective Time, each Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase and acquire from such Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of such Seller’s right, title, and interest in and to all of such Seller’s property and assets, real, personal, or mixed, tangible and intangible, of every kind and description, wherever located, belonging to such Seller and which relate primarily to the business conducted by the TUG Airline Products Division of Sellers, including the design, manufacture, and sale of its products and the furnishing of advisory and consulting services to customers as well as any goodwill associated therewith (the “Business”), including the following (but excluding the Excluded Assets):

(a)                                  all Real Property described in Sections 3.6 and 3.7 of the Seller Disclosure Letter and all right, title and interest of Sellers, if any, in and to the fixtures, equipment and other personal property owned by any Seller and attached or appurtenant to, or located on, the Real Property, subject only to Permitted Encumbrances;

(b)                                 all Tangible Personal Property, including those items described in Section 3.8(c) of the Seller Disclosure Letter;

(c)                                  all Inventories;

(d)                                 all Accounts Receivable;

(e)                                  all Seller Contracts, including those listed in Section 3.19(a)(i)-(xiii) of the Seller Disclosure Letter, and all outstanding offers or solicitations made by or to any Seller to enter into any Contract related primarily to the Business;

(f)                                    all Governmental Authorizations related to the Business and all pending applications therefor or renewals thereof, including those listed in Section 3.16(b) of the Seller Disclosure Letter, in each case to the extent permitted by applicable Legal Requirement and otherwise transferable to Buyer;

(g)                                 the data and Records of each Seller related primarily to the Business, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, any tax documentation collected from clients, lenders and others (such as sales tax exemption certificates), creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records;

(h)                                 all of the intangible rights and property of Sellers used primarily in the Business, including going concern value, and the Owned Intellectual Property, including the goodwill therein, listed in Sections 3.24(b)(i) and (ii) of the Seller Disclosure Letter and the right to sue for infringement, including past infringement, thereof;

(i)                                     all rights of Sellers relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof, in each case related to the Business, that are not listed in Section 2.2(c) of the Seller Disclosure Letter and that are not excluded under Section 2.2(h); and

(j)                                     all rights of Sellers, relating to the Industrial Revenue Bonds, including all rights of Sellers in and to the Irrevocable Letter of Credit No. LC S7923 in the original amount of $3,675,000 from the Bank dated September 7, 1990 (the “Letter of Credit”).

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

2.2                                 EXCLUDED ASSETS

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Sellers (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Sellers after the Closing:

(a)                                  all cash, cash equivalents, securities, money on deposit with banks, certificates of deposit and similar instruments and short-term investments;

(b)                                 all minute books, stock Records and corporate seals;

(c)                                  those rights relating to deposits and prepaid expenses and claims for refunds  and rights to offset in respect thereof listed in Section 2.2(c) of the Seller Disclosure Letter;

(d)                                 all insurance policies and rights thereunder and all insurance benefits, including rights and proceeds, arising from or relating to the Assets and the Assumed Liabilities prior to the Effective Time;

(e)                                  all Seller Contracts and other Contracts listed in Section 2.2(e) of the Seller Disclosure Letter;

(f)                                    all personnel Records and other Records that any Seller is required by Legal Requirement to retain in its possession;

(g)                                 all data and Records of each Seller that (i), consistent with such Seller’s recent practices, are commingled with data and Records of the other operations of the Parent, including canceled checks, payroll records and certain tax records and workpapers, or (ii) are located, stored or contained in Sellers’ electronic information systems;

(h)                                 all claims for refund or credit of Taxes and other governmental charges of whatever nature;

(i)                                     all rights in connection with and assets of the Seller Benefit Plans;

(j)                                     all rights of Sellers under this Agreement, the Bill of Sale and Assignment and Assumption Agreement and the other Transaction Agreements;

(k)                                  each Seller’s right, title and interest in or to any assumed fictional business names, trade names, registered and unregistered trademarks, service marks, applications, logos, icons or any other trade designation or derivative of “Stewart & Stevenson”;

(l)                                     all rights in internet web sites and internet domain names used, reserved or owned by any Seller, other than any rights of any Seller in the internet domain name “www.tugparts.com” (“Net Names”);

(m)                               accounts, notes or debts owed to the Business from, or by the Business to, an Affiliate of any Seller;

(n)                                 all claims arising prior to the Effective Time of any Seller against Third Parties relating to the Business or the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Section 2.2(n) of the Seller Disclosure Letter; and

(o)                                 the property and assets expressly designated in Section 2.2(o) of the Seller Disclosure Letter.

2.3                                 CONSIDERATION

The consideration for the Assets (the “Purchase Price”) will be (i) sixty-two million dollars ($62,000,000), (ii) plus or minus the Adjustment Amount, (iii) plus the assumption of the Assumed Liabilities.  In accordance with Section 2.9(b), at the Closing, the Purchase Price, prior to adjustment on account of the Adjustment Amount, shall be delivered by Buyer to Sellers as follows: (i) $60,000,000 by wire transfer of immediately available funds, (ii) $2,000,000 payable in the form of the Promissory Note and (iii) the balance of the Purchase Price by the execution and delivery of the Bill of Sale and Assignment and Assumption Agreement.  The Adjustment Amount shall be paid in accordance with Section 2.10.

2.4                                 LIABILITIES

(a)                                  Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge the following Liabilities of Sellers (the “Assumed Liabilities”):

(i)                                     any trade account payable (other than a trade account payable to a Related Person of Seller) reflected on the Closing Balance Sheet that remains unpaid as of the Effective Time, excluding any trade account payable to any Seller or any Affiliate of any Seller;

(ii)                                  any Liability to any Seller’s customers incurred by such Seller in the ordinary course of the Business consistent in all material respects with past practice for orders outstanding as of the Effective Time other than any such Liabilities to any Seller or any Affiliate of any Seller;

(iii)                               any Liability to any Seller’s customers under warranties implied by law and any warranty agreements, including express indemnities thereunder, given by any Seller to its customers prior to the Effective Time in connection with the Business;

(iv)                              any Liability arising under contract or law as to any Seller Contract entered into (A) prior to the date of this Agreement, including those listed in Section 3.19(a) of the Seller Disclosure Letter, or (B) after the date hereof in accordance with Section 6.2;

(v)                                 any Liability arising out of or relating to any circumstance, condition, occurrence or event happening or manifested at or after the Effective Time and arising out of or relating to (A) products of the Business designed, manufactured, distributed or sold or services provided by or on behalf of any Seller or any predecessor, including Tug Manufacturing Corporation or (B) the Business or any action or inaction thereof or related thereto or the Assets, except, in the case of clause (B), to the extent such Liability is expressly and specifically described and retained by Sellers pursuant to Section 2.4(c)(i)-(xi);

(vi)                              any Liability under any Contract assumed by Buyer pursuant to this Section 2.4(a) (other than any Liability that arises out of or relates to any Breach that occurred prior to the Effective Time);

(vii)                           any Environmental Liabilities arising out of or relating to the operation of the Business at or after the Effective Time, but only to the extent such Environmental Liability does not arise from the operation of the Business prior to the Effective Time;

(viii)                        except with respect to any Proceeding arising out of or relating to the Liabilities retained pursuant to Section 2.4(c)(iii), any Liability arising out of any Proceeding (including the obligation to handle such Proceeding) commenced after the Effective Time and arising out of or relating to any occurrence or event happening at or after the Effective Time;

(ix)                                any Liability arising under contract or law as to the Industrial Revenue Bonds, including any Liability arising under the Letter of Credit;

(x)                                   any other Liability of any Seller set forth on the Closing Balance Sheet that remains unpaid as of the Effective Time; and

(xi)                                any Liability of any Seller described in Section 2.4(a)(xi) of the Seller Disclosure Letter.

(b)                                 Except for the Assumed Liabilities listed in Sections 2.4(a)(i) through (xi), and notwithstanding anything else to the contrary contained herein, Buyer is not assuming and shall not be liable for any Liabilities of Sellers, including the Retained Liabilities.

(c)                                  Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Sellers. “Retained Liabilities” shall mean every Liability of Sellers other than the Assumed Liabilities, including:

(i)                                     any Liability for Taxes arising as a result of any Seller’s operation of the Business or ownership of the Assets prior to the Effective Time;

(ii)                                  any Liability under any Contract not assumed by Buyer under Section 2.4(a);

(iii)                               any Liability arising out of or relating to any circumstance, condition, occurrence or event happening or manifested prior to the Effective Time and arising out of or relating to the products of the Business designed, manufactured, distributed and sold prior to the Effective Time, including any Liability arising out of any Proceeding (including the obligation to handle such Proceeding) relating thereto;

(iv)                              any Liability of Seller under the Seller Benefit Plans or relating to payroll, vacation, sick leave, workers’ compensation or unemployment benefits for any Seller’s employees or, to the extent such Liability arises prior to and including the Effective Time out of or relating to the operation of the Business, former employees or both;

(v)                                 any Liability under any employment, severance, retention or termination agreement with any employee of any Seller or any of its Related Persons;

(vi)                              any Liability of any Seller to any Related Person of such Seller;

(vii)                           any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of any Seller;

(viii)                        any Liability of any Seller under this Agreement or any other document executed in connection with the Contemplated Transactions;

(ix)                                any Liability of any Seller caused by such Seller’s acts or omissions occurring after the Effective Time;

(x)                                   any Liability arising out of for indebtedness for borrowed money (other than for the Industrial Revenue Bonds and the Letter of Credit); and

(xi)                                any Environmental Liabilities, including any claims for exposure to any Hazardous Material, arising out of or relating to the operation of the Business prior to the Effective Time.

2.5                                 PRORATIONS OF CERTAIN EXPENSES AND PROPERTY TAXES

Any general real or personal property Tax assessed against or pertaining to the Assets for the Tax period that includes the Closing Date shall be prorated between Buyer and Sellers as of the Closing Date in accordance with this Section 2.5.  To determine Sellers’ liability for any real and personal property Taxes for the period ending as of the Closing Date (the “Pre-Closing Property Taxes”), the total amount of such Taxes allocable to Sellers shall be the product of (i) such Tax for the entirety of the Tax period including the Closing Date, multiplied by (ii) a fraction, the numerator of which is the number of days in such Tax period prior to the Closing Date, and the denominator of which is the total number of days in the Tax period, and the balance of such Taxes shall be allocable to Buyer.  For purposes of the Initial Balance Sheet, an estimate of the Pre Closing Property Taxes shall be based on the immediately preceding Tax period assessment.  When the actual amount of real or personal property Taxes estimated under this Section 2.5 is known,

Buyer shall promptly advise Sellers of the proportionate share of actual real or personal property Taxes which constitute Pre-Closing Property Taxes and furnish Sellers with reasonably supporting documents evidencing the actual amount of such Taxes.  If the estimate of Pre-Closing Property Taxes made pursuant to this Section 2.5 was less than the actual Pre-Closing Property Taxes and such deficiency is not taken into account in the Adjustment Amount, Sellers shall pay in cash to Buyer such deficiency within thirty (30) days of receipt of such notice and reasonably supporting documents, and if such estimate was more than the actual Pre-Closing Property Taxes and such increase is not taken into account in the Adjustment Amount, Buyer shall, at the time such notice is given (which shall be no later than thirty (30) days from Buyer’s receipt of documentation evidencing the actual amount of real and personal property Taxes for the Tax period including the Closing Date), refund such excess in cash to Sellers.  Any disputes related to the allocation of real and personal property Taxes under this Section 2.5 shall be resolved by the Independent Accountants, in accordance with the procedure prescribed for disputes relating to the calculation of Closing Working Capital under Section 2.11.

2.6                                 SALES AND TRANSFER TAXES; RECORDING FEES

Buyer will pay all sales, motor vehicle sales and use, transfer and documentary Taxes, if any, payable in connection with the sale, conveyances, assignments, transfers and deliveries to be made to Buyer hereunder.  Buyer shall promptly pay any such Taxes directly to the Governmental Body assessing them or reimburse Sellers for any such Tax upon demand and receipt of supporting evidence that any Seller made such payment.  Appropriate sales Taxes will be due by Buyer at Closing if valid exemption certificates are not provided by Buyer at Closing.  In the event that any Seller is audited in connection with such Taxes, such Seller will notify Buyer of such audit and will not object to Buyer’s appearance in the audit.

2.7                                 ALLOCATION

Buyer and Sellers have agreed upon the allocation of the Purchase Price among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (as well as any similar provision of state, local or foreign law, as appropriate), which allocation is set forth in Exhibit 2.7 (the “Allocation Schedule”).  The Allocation Schedule shall be binding upon Buyer and Sellers.  Buyer and Sellers and their Affiliates agree to amend the Allocation Schedule as necessary to reflect the Adjustment Amount, and a final Allocation Schedule (the “Final Allocation Schedule”) shall be prepared by Buyer and Sellers, on a basis fully consistent with the Allocation Schedule, within thirty (30) days following the final determination of the Adjustment Amount under Section 2.11.  Buyer and Sellers and their Affiliates shall report, act, and file all Tax Returns (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with the Final Allocation Schedule.  Buyer and Sellers shall each timely and properly prepare, execute, file and deliver all such documents, forms, and other information as either Buyer or Sellers may reasonably request in preparing the Allocation Schedule or the Final Allocation Schedule.  Neither Buyer nor Sellers shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Final Allocation Schedule unless required to do so by any applicable Legal Requirement.

2.8                                 CLOSING

Unless this Agreement shall have been terminated pursuant to Section 9.1, the purchase and sale provided for in this Agreement (the “Closing”) shall take place as promptly as practical following the satisfaction or waiver (subject to applicable Legal Requirement) of all conditions (other than those conditions which by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) set forth in Articles 7 and 8 (and, in any event not more than two Business Days following the satisfaction or waiver of all such conditions), at the offices of Sellers’ counsel at 1301 McKinney, Suite 5100, Houston, Texas, unless Buyer and Sellers otherwise agree.

2.9                                 CLOSING OBLIGATIONS

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)                                  Sellers shall deliver to Buyer:

(i)                                     a bill of sale, assignment and assumption agreement with respect to the assignment of the Assets to Buyer and the assumption of the Assumed Liabilities by Buyer in the form of Exhibit 2.9(a)(i) (the “Bill of Sale and Assignment and Assumption Agreement”) executed by Sellers;

(ii)                                  for each interest in Real Property identified in Sections 3.6 and 3.7 of the Seller Disclosure Letter, a recordable deed with special warranty of title, an Assignment and Assumption of Lease in the form of Exhibit 2.9(a)(ii)(A), an assignment and assumption of contracts, licenses and permits in the form of Exhibit 2.9(a)(ii)(B) or such other appropriate document or instrument of transfer, as the Buyer or Title Insurer may require, each in form and substance reasonably satisfactory to Buyer, Title Insurer and their counsel and executed by the applicable Seller;

(iii)                               the Software License Agreement in the form of Exhibit 2.9(a)(iii) executed by Parent (the “Software License Agreement”);

(iv)                              assignments of all Owned Intellectual Property and separate assignments of all registered marks, patents and copyrights in the form of Exhibit 2.9(a)(iv) executed by each Seller;

(v)                                 all existing surveys, blueprints, drawings, plans and specifications for or with respect to the Real Property or the Facilities or any part thereof, to the extent the same are in Sellers’ possession;

(vi)                              all keys and security codes to the Improvements, to the extent the same are in Sellers’ possession and to the extent such delivery would not violate the terms of any Lease;

(vii)                           such other documents and instruments as Buyer or the Title Insurer may reasonably request to perfect title to the Land in Buyer;

(viii)                        such other deeds, bills of sale, assignments, affidavits of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its legal counsel and executed by each Seller;

(ix)                                an estimated Adjustment Amount based on a comparison to the Initial Working Capital and the working capital calculated using the most recent month-end balance sheet then available (as a proxy for Closing Working Capital), which estimate shall be (A) prepared in good faith, applying the same accounting principles, policies and practices that were used by Sellers in preparing the Initial Balance Sheet and (B) subject to further and final adjustment based on the calculation of Closing Working Capital in accordance with Section 2.11;

(x)                                   the certificate required by Section 7.1 of this Agreement;

(xi)                                the Transition Services Agreement in the form of Exhibit 2.9(a)(xi) executed by Parent (the “Transition Services Agreement”); and

(xii)                             a certificate of the Secretary of each Seller certifying, as complete and accurate as of the Closing, attached copies of the Articles of Incorporation in the case of the Parent, and Certificate of Incorporation, in the case of S&S Tug, and bylaws of such Seller as in effect on the date thereof, certifying and attaching all requisite resolutions or actions of such Seller’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of such Seller executing this Agreement and any other document relating to the Contemplated Transactions.

(b)                                 Buyer shall deliver to Sellers:

(i)                                     sixty million dollars ($60,000,000), minus the earnest money previously deposited with Parent pursuant to Section 2.12(a), together with interest thereon determined using the rate set forth in Section 2.12(d), by wire transfer of immediately available funds to an account specified by Sellers in a writing delivered to Buyer at least three (3) business days prior to the Closing Date;

(ii)                                  a promissory note executed by Buyer and payable to Parent in the principal amount of $2,000,000 in the form of Exhibit 2.9(b)(ii) (the “Promissory Note”);

(iii)                               the Bill of Sale and Assignment and Assumption Agreement executed by Buyer;

(iv)                              such documents, instruments and certificates satisfactory to Sellers and their counsel and counsel for the Issuer to evidence the assumption by Buyer of the Sellers’ obligations under the Industrial Revenue Bonds, including the obligations under the Letter of Credit;

(v)                                 the sales tax exemption certificates described in Section 2.6;

(vi)                              the certificate required by Section 8.1 of this Agreement;

(vii)                           a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Certificate of Incorporation and bylaws of Buyer as in effect on the date thereof and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions;

(viii)                        the Software License Agreement executed by Buyer; and

(ix)                                the Transition Services Agreement executed by Buyer.

2.10                           ADJUSTMENT AMOUNT AND PAYMENT

The “Adjustment Amount” will be equal to the amount determined by subtracting the Closing Working Capital from the Initial Working Capital. If the Initial Working Capital exceeds the Closing Working Capital, the Adjustment Amount shall be paid by wire transfer of immediately available funds by Sellers to an account specified by Buyer. If the Closing Working Capital exceeds the Initial Working Capital, the Adjustment Amount shall be paid by wire transfer of immediately available funds by Buyer to an account specified by Sellers.  If the Adjustment Amount is to be paid by Buyer to Sellers, on or before three (3) Business days after the one year anniversary date of this Agreement and after the calculation of the Closing Working Capital becomes binding and conclusive on the parties pursuant to Section 2.11, Sellers shall make the wire transfer payment provided for in this Section 2.10.  If the Adjustment Amount is to be paid by Sellers to Buyer, within three (3) Business days after the calculation of the Closing Working Capital becomes binding and conclusive on the parties pursuant to Section 2.11, Sellers shall make the wire transfer payment provided for in this Section 2.10.

2.11                           ADJUSTMENT PROCEDURE

(a)                                  Buyer shall prepare a Closing Balance Sheet (“Closing Balance Sheet”) of the Business as of the Effective Time on the same basis and applying the same accounting principles, policies and practices that were used by Sellers in preparing the Initial Balance Sheet, including the principles, policies and practices set forth on Section 2.11(a) of the Seller Disclosure Letter.  Buyer shall then determine the Working Capital as of the Effective Time (the “Closing Working Capital”) based upon the Closing Balance Sheet.  Buyer shall deliver the Closing Balance Sheet and its determination of the Closing Working Capital to Sellers within sixty (60) days following the Closing Date.  Sellers and their independent auditors and other Representatives shall have the right to review and verify the Closing Balance Sheet and determination of the Closing Working Capital when received and Buyer shall provide Sellers with access to all related working papers.

(b)                                 If within thirty (30) days following delivery of the Closing Balance Sheet and the Closing Working Capital calculation Sellers have not given Buyer written notice of their objection as to the Closing Working Capital calculation (which notice shall state the basis of

Sellers’ objection), then the Closing Working Capital calculated by Buyer shall be binding and conclusive on the parties and be used in computing the Adjustment Amount.

(c)                                  If Sellers duly give Buyer such notice of objection, and if Sellers and Buyer fail to resolve the issues outstanding with respect to the Closing Balance Sheet and the calculation of the Closing Working Capital within thirty (30) days of Buyer’s receipt of Sellers’ objection notice, Sellers and Buyer shall submit the issues remaining in dispute to the Independent Accountants, for resolution applying the principles, policies and practices referred to in Section 2.11(a). If issues are submitted to the Independent Accountants for resolution, (i) Sellers and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Sellers and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Working Capital; and (iii) Sellers and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

2.12                           EARNEST MONEY

(a)                                  As evidence of Buyer’s ability to perform this Agreement and good faith intent to comply with the terms hereof, Buyer has deposited with Parent the sum of one million dollars ($1,000,000) as earnest money to secure the performance of the obligations of Buyer herein.

(b)                                 In the event any Seller terminates this Agreement (i) pursuant to Section 9.1(b), or (ii) pursuant to Section 9.1(d) and a failure to satisfy or impossibility of satisfying a Closing condition allowing such termination pursuant to Section 9.1(d) results from Buyer’s failure to satisfy its obligations, then Parent shall be entitled to retain the earnest money including accrued interest as liquidated damages and not as a penalty and Buyer shall be relieved of all liability except that Sellers shall have the right to specifically enforce the terms of this Agreement.

(c)                                  In the event (i) the Closing shall not have occurred on or before January 30, 2005, (ii) this Agreement is terminated pursuant to Sections 9.1(f) or (g), and (iii) the failure for the Closing to have occurred results from Buyer’s failure to satisfy its obligations, then Parent shall be entitled to retain the earnest money including accrued interest as liquidated damages and not as a penalty and Buyer shall be relieved of all liability except that Sellers shall have the right to specifically enforce the terms of this Agreement.

(d)                                 In the event Buyer terminates this Agreement pursuant to Sections 9.1(a) or 9.1(c) or this Agreement is terminated pursuant to Section 9.1(e), the earnest money, along with interest on such earnest money accrued at a per annum rate of one percent per annum in excess of the rate announced by Citibank, N.A. as its “prime” or “base” lending rate from time to time, shall be paid and refunded to Buyer.  For the avoidance of doubt, in the event Buyer terminates this Agreement pursuant to Section 9.1 and Buyer has not failed to satisfy its obligations under this Agreement, then the earnest money, along with interest on such earnest money accrued at a per annum rate of one percent per annum in excess of the rate announced by Citibank, N.A. as its “prime” or “base” lending rate from time to time, shall be paid and refunded to Buyer.

(e)                                  In the event this Agreement is terminated as a result of Buyer not obtaining debt and equity financing sufficient to consummate the Contemplated Transactions, Parent shall be entitled to retain the earnest money including accrued interest thereon calculated at the rate set forth in Section 2.12(d).

(f)                                    In the event that Parent is entitled to retain the earnest money pursuant to Section 2.12(b) or (c), and one or more indemnification payments subsequently becomes due from Buyer to Parent or any other Seller Indemnitee, then the amount of the earnest money shall count towards satisfying any such payment obligation until the full amount of the earnest money has been applied.

(g)                                 In the event that Closing occurs, Parent shall be entitled to retain the earnest money including accrued interest thereon calculated at the rate set forth in Section 2.12(d), which earnest money and interest shall be subtracted from the cash portion of the Purchase Price paid at Closing as provided for in Section 2.9(b)(i).

3.                                       Representations and Warranties of Sellers

As of the date hereof, Sellers, jointly and severally, represent and warrant to Buyer as follows:

3.1                                 ORGANIZATION AND GOOD STANDING

Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and S&S Tug is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, each with full corporate power and authority to own, operate and lease their respective properties and assets and to carry on their respective businesses in the places and in the manner currently conducted.  Each Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to do so would not have a material adverse effect on such Seller or the Business.

3.2                                 ENFORCEABILITY; AUTHORITY; NO CONFLICT

(a)                                  Each Seller has all requisite corporate power and authority to enter into this Agreement and the documents to be delivered by such Seller at the Closing and to perform its obligations hereunder and thereunder, including the Contemplated Transactions.  This Agreement has been duly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. This Agreement and the Contemplated Transactions have been duly authorized by all necessary action by each Seller’s board of directors.  No further corporate or shareholder action is necessary on the part of Sellers to execute and deliver this Agreement or to consummate the Contemplated Transactions.

(b)                                 Except as set forth in Section 3.2(b) of the Seller Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)                                     Conflict with or violate the Articles of Incorporation of Parent or Certificate of Incorporation of S&S Tug or bylaws of any Seller;

(ii)                                  Conflict with, constitute a breach, violation or termination of any provision of, or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit or both, under any Seller Contract;

(iii)                               Result in a default, event of default or an event which would become a default or an event of default upon notice or the passage of time (or both) under, or an acceleration or increase of any indebtedness or other amounts due with respect to the Business or the Assets;

(iv)                              Result in the imposition or creation of any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any of the Assets; or

(v)                                 To the Knowledge of Sellers, contravene, conflict with or result in a violation or breach of any Governmental Authorization, Legal Requirement or Order applicable to Sellers, the Business or the Assets or to which Sellers, the Business or any of the Assets may be subject.

(c)                                  Except as set forth in Section 3.2(c) of the Seller Disclosure Letter, no Seller is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3                                 FINANCIAL STATEMENTS

(a)                                  Sellers have delivered to Buyer (i) unaudited balance sheets of the Business as of January 31, 2004 and 2003 and unaudited related statements of income and cash flows of the Business for each fiscal year ending on such dates (collectively, the “Annual Financial Statements”), and (ii) an unaudited balance sheet of the Business as of October 30 2004 (the “Initial Balance Sheet”) and related unaudited statements of income and cash flows of the Business for the period then ended (together with the Annual Financial Statements, the “Financial Statements”).  The Financial Statements fairly present in all material respects the financial condition, results of operation and cash flows of the Business as of and for the period ended on each applicable balance sheet date, in accordance with GAAP, except (i) as may be indicated in the notes thereto, (ii) for any other adjustments described therein, (iii) in respect of the balance sheets, the Excluded Assets and Retained Liabilities have been excluded and (iv) certain footnote disclosures otherwise required by GAAP have been excluded. The Financial Statements reflect the consistent application of the accounting principles applied in the financial statements of the Business as included in the consolidated financial statements of the Parent, except as disclosed in the notes to the Financial Statements. The Financial Statements have been prepared from and are in accordance with the accounting Records of Sellers.

(b)                                 The estimated Adjustment Amount to be delivered pursuant to Section 2.9(a)(ix) by Sellers has been prepared in accordance with the principles, policies and practices set forth in Section 2.11(a) of the Seller Disclosure Letter and used by Sellers in preparing the Initial Balance Sheet and was prepared from and in accordance with the accounting Records of Sellers.

3.4                                 BOOKS AND RECORDS

The books of account and other financial Records of Sellers related to the Business, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

3.5                                 SUFFICIENCY OF ASSETS

(a)                                  Section 3.5(a) of the Seller Disclosure Letter lists all Assets consisting of machinery, equipment, vehicles, furniture or other tangible personal property owned by Sellers having an original cost in excess of $10,000 and the location thereof.

(b)                                 Section 3.5(b) of the Seller Disclosure Letter lists all Assets consisting of property and assets (other than the Real Property) used in the Business that are leased by Seller and that involve payments by such Seller in excess of $2,500 per month.  For all such leased assets, Sellers have made available to Buyer true and complete copies of all leases and other agreements affecting such assets.

(c)                                  Except as specifically enumerated in Section 3.5(c) of the Seller Disclosure Letter, the Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business immediately after the Closing in substantially the same manner in which it is presently operated by Sellers.

(d)                                 As of the date of this Agreement, the aggregate amount owing under the Industrial Revenue Bonds is a principal amount of $1.1 million (including any outstanding reimbursement obligations under the Letter of Credit), plus accrued and unpaid interest since November 1, 2004.  As of September 1, 2004 the amount available to be drawn on the Letter of Credit was $1,417,500.  The scheduled fees and expenses (excluding principal and interest payments) paid by Sellers to the issuer of the Letter of Credit and to the trustee in respect of the Industrial Revenue Bonds will be less than $20,000 for the year ended December 31, 2004.

3.6                                 DESCRIPTION OF OWNED REAL PROPERTY

Section 3.6 of the Seller Disclosure Letter contains a list and the legal description of all tracts, parcels and subdivided lots in which any Seller has an ownership interest and which are used in the Business.

3.7                                 DESCRIPTION OF LEASED REAL PROPERTY

Section 3.7 of the Seller Disclosure Letter contains a list of all Real Property Leases in which any Seller has a leasehold interest and which are used in the Business, but excluding the Parent Headquarters Lease.

3.8                                 TITLE TO ASSETS; ENCUMBRANCES

(a)                                  Parent owns good title to the Real Property described in Section 3.6 of the Seller Disclosure Letter, free and clear of any Encumbrances, other than:

(i)                                     liens for Taxes for the current tax year which are not yet due and payable; and

(ii)                                  those described in Section 3.8(a) of the Seller Disclosure Letter (“Real Estate Encumbrances”).

Sellers jointly and severally warrant to Buyer that, at the time of Closing, the real estate described in Section 3.6 of the Seller Disclosure Letter shall be free and clear of all Real Estate Encumbrances other than those identified in Section 3.8(a) of the Seller Disclosure Letter (“Permitted Real Estate Encumbrances”).

(b)                                 Each Seller has a valid and subsisting leasehold interest in the Real Property described in Section 3.7 of the Seller Disclosure Letter.  No Seller is in default on the performance of any material covenant to be performed by such Seller under the Real Property Leases.

(c)                                  Sellers own good and transferable title to all of the Tangible Personal Property free and clear of any Encumbrances other than those described in Section 3.8(c) of the Seller Disclosure Letter (“Non-Real Estate Encumbrances”).  Sellers jointly and severally warrant to Buyer that, at the time of Closing, all such Tangible Personal Property shall be free and clear of all Non-Real Estate Encumbrances other than (i) those identified in Section 3.8(c) of the Seller Disclosure Letter, (ii) title to or any other interest in work-in-process or other tangible personal property used or held for use in the Business by any United States Governmental Body under FAR Section 52.232-16, 52.245-2(c), 52.245-5(c), 52.245-17, 52.245-18 or any clause of similar import, (iii) the interest of any United States Governmental Body in technical data, computer software, and patents under the clauses pertaining thereto in any Government Contract relating to the Business, and (iv) Encumbrances or other rights of Governmental Bodies or other Persons in respect of property or assets delivered to Seller for repair, maintenance, or other improvements as described in Section 2.1 (“Permitted Non-Real Estate Encumbrances” and, together with the Permitted Real Estate Encumbrances, “Permitted Encumbrances”).

(d)                                 Neither Seller is a “foreign person” as defined in Section 1445 of the Code and the treasury regulations promulgated thereunder.

3.9                                 CONDITION OF FACILITIES

Use of the Real Property for the various purposes for which it is presently being used is permitted under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications. All Improvements are in material compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in such state of repair and condition so as to be reasonably capable of being used for their purpose in the current course of the activities of the Business, ordinary wear and tear excepted.  Except as set forth in Section 3.9 of the Seller Disclosure Letter, no part of any Improvement encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land. The Land for each owned Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Land and comprising a part of the Real Property, and is not located within any flood plain or area subject to wetlands regulation or any similar restriction.  To Sellers’ Knowledge, all water, sewer, gas, electric, telephone and all other utilities required by law or reasonably necessary for the operation, use and occupancy of the Facilities are installed to the boundary lines of the Real Property, are connected with valid permits and are adequate to service the Facilities.  To Sellers’ Knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the Business of Seller.

3.10                           ACCOUNTS RECEIVABLE

All Accounts Receivable that are reflected on the Initial Balance Sheet or that will be reflected on the Closing Balance Sheet represent or will represent valid obligations arising from sales actually made or services actually performed by Sellers in the ordinary course of the Business consistent with past practices.  There is no contest, claim, defense or right of setoff, other than those in the ordinary course of the Business consistent with past practices, under any Seller Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Section 3.10 of the Seller Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Initial Balance Sheet, which list sets forth the aging of each such Account Receivable.

3.11                           INVENTORIES

Except as set forth in Section 3.11 of the Seller Disclosure Letter, all items included in the Inventories consist of a quality and quantity consistent in all material respects with past practices or reasonable future expectations.  Inventories on hand that were purchased after the date of the Initial Balance Sheet were purchased in the ordinary course of the Business consistent with past practices or reasonable future expectations at a cost generally not exceeding market prices prevailing at the time of purchase.

3.12                           NO UNDISCLOSED LIABILITIES

Except as set forth in Section 3.12 of the Seller Disclosure Letter, no Seller has any material Liability related to the Business or affecting the Assets except for Liabilities disclosed in the Seller Disclosure Letter, Liabilities reflected, reserved against or otherwise described in the Initial Balance Sheet and current liabilities incurred in the ordinary course of the Business consistent with past practices or reasonable future expectations since the date of the Initial Balance Sheet.

3.13                           TAXES

(a)                                  There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Sellers have no Knowledge of any pending or threatened audit, investigation or claim, or any basis for assertion of any claims, attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b)                                 There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by any Seller as a result of the sale of the Business.

(c)                                  Each Seller has, with respect to the Business and the Assets, filed all material Tax Returns required to be filed by it on or before the date hereof or has obtained an extension of time with respect to the filing of such Tax Returns.  All material Taxes required to have been paid or remitted by each of the Sellers have been paid or are being contested in good faith.

3.14                           NO MATERIAL ADVERSE CHANGE

Except as set forth in Section 3.14 of the Seller Disclosure Letter, since the date of the Initial Balance Sheet, there has not been any material adverse change in the operations, Assets, or financial condition of the Business, and, to Sellers’ Knowledge, no event has occurred or circumstance exists that would reasonably be expected to result in such a material adverse change.  For purposes of this Section 3.14, in no event shall any of the following constitute a “material adverse change” in the operations, Assets or financial condition of the Business: (i) any change resulting from conditions generally affecting the industry in which Sellers operate or from changes in general business or economic conditions, including the escalation of fuel costs or other economic conditions in the airline industry, (ii) any change resulting from the announcement or pendency of any of the Contemplated Transactions, and (iii) any change resulting from compliance by Sellers with the terms of any covenant required to be performed prior to the Effective Time.

3.15                           EMPLOYEE BENEFITS

(a)                                  Section 3.15 of the Seller Disclosure Letter contains a list of all Seller Benefit Plans.  Sellers have made available for review by Buyer copies of all Seller Benefit Plans.

(b)                                 No pension benefit plan as defined in section 3(2) of ERISA that is maintained or contributed to by any Seller or any ERISA Affiliate or with respect to which any Seller or an ERISA Affiliate may have any liability had an accumulated funding deficiency as defined in section 302 of ERISA and section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of the plan ending on or before the Closing Date that has any effect on the Business.

(c)                                  No Seller has incurred any withdrawal liability under Section 4201 of ERISA that could result in any liability to Buyer or Encumbrance on any of the Assets.

(d)                                 To the extent applicable, all Seller Benefit Plans have been operated in material compliance with COBRA.

3.16                           COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a)                                  Except as set forth in 3.16(a) of the Seller Disclosure Letter:

(i)                                     Sellers have complied in all material respects with all Legal Requirements applicable to the conduct and operation of the Business and the ownership or use of any of the Assets;

(ii)                                  With regard to the Business and the Assets, to Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would be reasonably expected to constitute or result in a violation by any Seller of, or a failure on the part of any Seller to comply with, any Legal Requirement relating to the Business or the Assets;

(iii)                               To Sellers’ Knowledge, no change or proposed change in Legal Requirements would prevent the reissuance of any permit or materially change its terms upon reissuance; and

(iv)                              No Seller has received, at any time since January 1, 2003, any notice from any Governmental Body regarding any actual, alleged or potential violation of, or failure to comply with, any Legal Requirement with respect to the Business or any of the Assets.

(b)                                 Section 3.16(b) of the Seller Disclosure Letter contains a list of (i) each material Governmental Authorization that is held by any Seller relating to the Business or the Assets, (ii) all pending applications therefor or renewals thereof and (iii) each Governmental Authorization that is held by any Seller relating to the Business or the Assets that pursuant to any applicable Legal Requirement is not transferable to Buyer.  Each Governmental Authorization listed in Section 3.16(b) of the Seller Disclosure Letter is in full force and effect. Except as set forth in Section 3.16(b) of the Seller Disclosure Letter:

(i)                                     Each Seller is in compliance with all of the terms and requirements of each Governmental Authorization identified in Section 3.16(b) of the Seller Disclosure Letter;

(ii)                                  To Sellers’ Knowledge, no event has occurred or circumstance exists that will (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Section 3.16(b) of the Seller Disclosure Letter or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.16(b) of the Seller Disclosure Letter;

(iii)                               No Seller has received, at any time since January 31, 2001, any notice from any Governmental Body regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iv)                              all applications required to have been filed for the renewal of the Governmental Authorizations listed in Section 3.16(b) of the Seller Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

Except for the novation of the Government Contracts pursuant to Sections 10.7 and 10.8 hereof, the Governmental Authorizations listed in Section 3.16(b) of the Seller Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit each Seller to lawfully conduct and operate the Business materially in the manner in which it currently conducts and operates such Business and to permit each Seller to own and use the Assets materially in the manner in which it currently owns and uses such Assets.

3.17                           LEGAL PROCEEDINGS; ORDERS

(a)                                  Except as set forth in Section 3.17(a) of the Seller Disclosure Letter, there is no pending or, to Sellers’ Knowledge, threatened Proceeding:

(i)                                     by or against Seller that relates to or would reasonably be expected to affect the Business or the Assets in a materially adverse manner; or

(ii)                                  that challenges, or that may have the effect of preventing, delaying, making illegal, making unenforceable or otherwise interfering with, any of the Contemplated Transactions.

Except as set forth in Section 3.17(a) of the Seller Disclosure Letter, to Sellers’ Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  Sellers have made available to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Section 3.17(a) of the Seller Disclosure Letter.

(b)                                 Except as set forth in Section 3.17(b) of the Seller Disclosure Letter:

(i)                                     there is no Order to which the Business or any of the Assets is subject; and

(ii)                                  to Sellers’ Knowledge, no agent or employee of any Seller is subject to any Order that prohibits such agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c)                                  Except as set forth in Section 3.17(c) of the Seller Disclosure Letter:

(i)                                     Each Seller is in compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

(ii)                                  no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Seller (with respect to the Business) or any of the Assets is subject; and

(iii)                               No Seller has received, at any time since January 31, 2001, any notice from any Governmental Body regarding any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller (with respect to the Business) or any of the Assets is or has been subject.

3.18                           ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Section 3.18 of the Seller Disclosure Letter, since January 31, 2004, each Seller has conducted the Business only in the ordinary course of the Business consistent with past practices or reasonable future expectations and there has not been any:

(a)                                  payment (except in the ordinary course of the Business consistent with past practices) or increase by any Seller of any bonuses, salaries or other compensation to any employee of the Business or entry into any employment, severance or similar Seller Contract with any employee of the Business;

(b)                                 material damage to or destruction or loss of any Asset, whether or not covered by insurance;

(c)                                  entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Seller Contract to which any Seller is a party related to the Business or Assets, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least $100,000 relating to the Business or Assets;

(d)                                 sale (other than sales of Inventories in the ordinary course of the Business), lease or other disposition of any Asset or property of any Seller (including the Intellectual Property Assets) or the creation of any Encumbrance (other than a Permitted Encumbrance) on any Asset;

(e)                                  cancellation or waiver of any claims or rights relating to the Business or the Assets with a value to any Seller in excess of $100,000;

(f)                                    notification by any significant customer or supplier of the Business of an intention to discontinue or materially change the terms of its relationship with the Business;

(g)                                 material change in the accounting methods used by any Seller, which relates to the Business or the Assets; or

(h)                                 Contract entered into by any Seller to do any of the foregoing.

3.19                           CONTRACTS; NO DEFAULTS

(a)                                  Section 3.19(a) of the Seller Disclosure Letter contains an accurate and complete list, and Sellers have made available to Buyer accurate and complete copies, of:

(i)                                     each Seller Contract that involves performance of services or delivery of goods or materials by any Seller of an amount or value in excess of $100,000;

(ii)                                  each Seller Contract that involves performance of services or delivery of goods or materials to any Seller of an amount or value in excess of $100,000;

(iii)                               each Seller Contract that was not entered into in the ordinary course of the Business consistent with past practices and that involves expenditures or receipts of any Seller in excess of $100,000;

(iv)                              each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with a term of less than one year);

(v)                                 each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi)                              each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by any Seller with any other Person;

(vii)                           each Seller Contract containing covenants that restrict any Seller’s business activity or limit the freedom of such Seller to engage in any line of business or to compete with any Person;

(viii)                        each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix)                                each power of attorney of any Seller relating to the Business or the Assets that is currently effective and outstanding;

(x)                                   each Seller Contract for capital expenditures in excess of $100,000;

(xi)                                each Seller Contract not denominated in U.S. dollars;

(xii)                             each written warranty (including express indemnities thereunder), guaranty and/or other similar undertaking with respect to contractual performance extended by any Seller with respect to the Business other than in the ordinary course of the Business consistent with past practices;

(xiii)                          each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing; and

(xiv)                         each material Contract related to the Business which does not constitute a Seller Contract.

(b)                                 (i)                                     Except as set forth in Section 3.19(b)(i) of the Seller Disclosure Letter, each Seller Contract identified or required to be identified in Section 3.19(a) of the Seller Disclosure Letter and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms; and

(ii)                                  Except as set forth in Section 3.19(b)(ii) of the Seller Disclosure Letter, each Seller Contract identified or required to be identified in Section 3.19(a) of the Seller Disclosure Letter and which is being assigned to or assumed by Buyer is assignable by the applicable Seller to Buyer without the Consent of any other Person.

(c)                                  Except as set forth in Section 3.19(c) of the Seller Disclosure Letter:

(i)                                     Each Seller is in material compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;

(ii)                                  to Sellers’ Knowledge, each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is in compliance with all applicable terms and requirements of such Seller Contract;

(iii)                               to Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to contravene, conflict with or result in a Breach of, or give any Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer; and

(iv)                              no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance (other than a Permitted Encumbrance) affecting any of the Assets.

(d)                                 Section 3.19(d) of the Seller Disclosure Letter contains a list of those Government Contracts that, as of the date hereof, would constitute the Subcontracted Contracts.

3.20                           INSURANCE

(a)                                  Section 3.20(a) of the Seller Disclosure Letter sets forth a list of all policies of fire, casualty, liability, burglary, fidelity, workers’ compensation and other forms of insurance held by each Seller that are material to the Business and material details regarding each, including limits of liability, deductibles and self insurance retentions.

(b)                                 All premiums due and payable for the insurance listed in Section 3.20(a) of the Seller Disclosure Letter have been duly paid, and such policies or extensions or renewals thereof in such amounts will be outstanding and duly in full force without interruption until the Closing Date.

(c)                                  Section 3.20(c) of the Seller Disclosure Letter describes, with respect to the Business or Assets (i) any self-insurance arrangement by or affecting any Seller, including any reserves established thereunder, and (ii) all obligations of any Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(d)                                 Section 3.20(d) of the Seller Disclosure Letter sets forth, by year, for the current policy year and each of the two (2) preceding policy years with respect to the Business or Assets:

(i)                                     a summary of the loss experience under each policy of insurance;

(ii)                                  a statement describing each claim under a policy of insurance for an amount in excess of $100,000, which sets forth:

(A)                              the name of the claimant;

(B)                                a description of the policy by insurer, type of insurance and period of coverage; and

(C)                                the amount and a brief description of the claim; and

(iii)                               a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

3.21                           ENVIRONMENTAL MATTERS

(a)                                  Except as set forth in Section 3.21 of the Seller Disclosure Letter or except as would not have an Environmental Material Adverse Effect, each Seller is in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws;

(b)                                 Except as set forth in Section 3.21 of the Seller Disclosure Letter or except as would not have an Environmental Material Adverse Effect, there are no Environmental Liabilities pending or, to Sellers’ Knowledge, threatened by or before any court or any other Governmental Body directed against any Seller relating to the operation of the Business that pertain or relate to (i) any remedial obligations of Seller under any applicable Environmental Law, (ii) violations by Seller of any Environmental Law, (iii) personal injury or property damage claims relating to a Release of Hazardous Materials, or (iv) response, removal, or remedial costs under CERCLA, RCRA or any similar state laws;

(c)                                  Except as set forth in Section 3.21 of the Seller Disclosure Letter or except as would not have an Environmental Material Adverse Effect, all environmental permits required under Environmental Laws that are necessary to the operation of the Business by any Seller have been obtained and are in full force and effect and each Seller is in material compliance with all such permits.  No Seller has Knowledge of any basis for revocation or suspension or denial or renewal of any such environmental permits;

(d)                                 Except as set forth in Section 3.21 of the Seller Disclosure Letter, no portion of any of the Assets is listed on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System list under CERCLA, or any similar ranking or listing under any state law;

(e)                                  Except as set forth in Section 3.21 of the Seller Disclosure Letter or except as would not have an Environmental Material Adverse Effect, no Seller has disposed or Released any Hazardous Materials on, at, or under the Assets, and no Seller has Knowledge of any Environmental Conditions on, at, or underlying such Assets;

(f)                                    Except as set forth in Section 3.21 of the Seller Disclosure Letter, there are no written notices of violation, non-compliance, or similar notifications relating to Environmental Liabilities currently pending or, to Sellers’ Knowledge, threatened, relating or pertaining to the Business or the Real Property that would reasonably be expected to have an Environmental Material Adverse Effect;

(g)                                 Section 3.21 of the Seller Disclosure Letter identifies all environmental reports, audits and assessments provided to or prepared by any Seller since January 31, 1995 related to the Business or the Real Property, except that with respect to any part of the Business or the Real Property that was acquired by Sellers from a third party since January 31, 1995, such identification shall be required only since the date of such acquisition;

(h)                                 Section 3.21 of the Seller Disclosure Letter identifies, to Sellers’ Knowledge, all OSHA inspection reports (and similar inspection reports prepared by analogous state or local agencies) provided to Seller since January 31, 1995 related to the Business or the Real Property, except that with respect to any part of the Business or the Real Property that was acquired by Sellers from a third party since January 31, 1995, such identification shall be required only since the date of such acquisition; and

(i)                                     Except as set forth on Section 3.21 of the Seller Disclosure Letter, to Sellers’ Knowledge, neither the Real Property nor the products currently manufactured in the Business by the Sellers contain any friable asbestos-containing materials.

3.22                           EMPLOYEES

(a)                                  Section 3.22(a) of the Seller Disclosure Letter contains a list of all Affected Employees, together with each Affected Employee’s name, title or job description and work location and a list of all Persons on leave of absence.  Sellers have separately delivered to Buyer a list of each Affected Employee’s annualized salary or hourly wage rate and all written employment or severance agreements to which any Seller is a party as of the Effective Time.  Each Seller has delivered or made available to Buyer or its agents or Representatives, true, correct and complete copies of each agreement, as amended to date.

(b)                                 Section 3.22(b) of the Seller Disclosure Letter contains a list of all independent contractors and leased employees performing manufacturing services for the Business, together with each such independent contractor’s and leased employee’s name, title or job description and work location.  Seller has separately delivered to Buyer a list of each such independent contractor’s  and leased employee’s general compensation arrangement and all written agreements to which any Seller is a party as of the Effective Time.  Each Seller has delivered or made available to Buyer or its agents or Representatives, true, correct and complete copies of each agreement, as amended to date.

3.23                           LABOR AND EMPLOYMENT RELATIONS; COMPLIANCE

Except as set forth in Section 3.23 of the Seller Disclosure Letter,

(a)                                  No Seller is a party to or is bound by any collective bargaining agreement with regard to the Affected Employees;

(b)                                 Each Seller and its Related Persons are in substantial compliance with all Legal Requirements applicable to the Affected Employees with regard to employment and employment practices, terms and conditions of employment, wages, and occupational safety and health; and are not engaged in any unfair labor or unfair employment practices;

(c)                                  there is no unfair labor practice charge or complaint against any Seller or any of its Related Persons involving or related to Affected Employees pending (with service of process having been made, or written notice of investigation or inquiry having been served, on such Seller or any of its Related Persons), or to Sellers’ Knowledge, otherwise pending or threatened, before the National Labor Relations Board, any analogous state or local agency or any court and no charge, complaint or grievance is pending, or, to Sellers’ Knowledge, threatened to be filed, before the Equal Employment Opportunity Commission, any analogous state or local agency or court.  No Seller has received any notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct any investigation of or relating to any Seller, including those related to discrimination, employment practices, wages, hours, compensation, and other terms and conditions of employment;

(d)                                 as of the date of this Agreement, there is no labor strike or other material dispute, slowdown, stoppage or lock-out pending, or to the Knowledge of any Seller, threatened against any Seller involving the Affected Employees; and

(e)                                  no union certification or decertification petition has been filed (with service of process having been made on any Seller or any of its Related Persons), or to Sellers’ Knowledge, threatened, that relates to Affected Employees and no union authorization campaign has been conducted, in each case, within the past 12 months.

3.24                           INTELLECTUAL PROPERTY

(a)                                  Except as set forth in Section 3.24(a) of the Seller Disclosure Letter, each Seller owns, free and clear from all Encumbrances (other than immaterial Encumbrances) or otherwise possesses legally enforceable rights to all of the Intellectual Property necessary for the operation of the Business as currently conducted.  The Intellectual Property owned by each Seller, including the Intellectual Property being licensed to Buyer pursuant to the Software License Agreement (“Owned Intellectual Property”), and the Intellectual Property licensed to each Seller comprise all of the Intellectual Property that is necessary for the operation of the Business as currently conducted.

(b)                                 Section 3.24(b)(i) of the Seller Disclosure Letter sets forth a complete list of all Owned Intellectual Property for which an application has been filed with a Governmental Body, including patents, trademarks, service marks and copyrights, issued or registered, or for which any application for issuance or registration thereof has been filed.  Section 3.24(b)(ii) of the Seller Disclosure Letter sets forth a complete list of all trademarks, service marks and other trade designations that are Owned Intellectual Property and not otherwise identified in Section 3.24(b)(i) of the Seller Disclosure Letter.  Section 3.24(b)(iii) of the Seller Disclosure Letter sets forth, with respect to the Business, a complete list of all licenses (i) pursuant to which the use by any Person of Intellectual Property is permitted by any Seller, or (ii) pursuant to which the use by any Seller of the Intellectual Property of a Third Party is permitted by any Person (other than commercial off-the-shelf software) (collectively, the “Intellectual Property Licenses”).  The Intellectual Property Licenses are and will be immediately following the Effective Time in full force and effect.

(c)                                  To Sellers’ Knowledge, there are no claims of infringement, misappropriation or other violation of the Intellectual Property rights of a Third Party that will occur as a result of the continued operation of the Business as presently conducted.  No Seller has received written notice of any claim or demand of any Third Party alleging infringement, misappropriation or other violation by any Seller of the Intellectual Property rights of a Third Party relating to the Business.  There is no Proceeding which is pending or, to Sellers’ Knowledge, threatened, alleging infringement, misappropriation or other violation by any Seller of the Intellectual Property rights of a Third Party relating to the Business.

(d)                                 To Sellers’ Knowledge, no Intellectual Property that is Owned Intellectual Property or subject to any Intellectual Property License is being infringed by Third Parties.  There is no claim or demand of any Third Party, or any Proceeding which is pending (with service of process having been served on any Seller) or, to Sellers’ Knowledge, threatened, that challenges the ownership rights of any Seller in respect of any Intellectual Property relating to the Business, or claims that any default exists under any Intellectual Property License.

3.25                           BROKERS OR FINDERS

Except for W.Y. Campbell & Company, no Seller has used any broker or finder in connection with the transactions described in this Agreement, and neither Buyer nor any of its Related Persons shall have any liability or otherwise suffer or incur any loss or expense as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by any Seller or any of its Related Persons in connection with the Contemplated Transactions.

3.26                           DUE DILIGENCE

The investigations and inquiries made by or on behalf of Buyer and the information, materials and documents supplied to Buyer and/or its Representatives in connection with their review of Sellers and the Assets are intended to provide Buyer with the comfort necessary for it to enter into this Agreement but shall not (and are not intended to) limit or affect the representations and warranties of Sellers or relieve Sellers from any of their obligations and liabilities in respect thereof.

4.                                       Representations and Warranties of Buyer

As of the date hereof, Buyer represents and warrants to Sellers as follows:

4.1                                 ORGANIZATION AND GOOD STANDING

(a)                                  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, operate and lease its properties and assets and to carry on its business in the places and in the manner currently conducted.

(b)                                 Complete and accurate copies of the Certificate of Incorporation and bylaws of Buyer, as currently in effect, are attached to Section 4.1(b) of the Buyer Disclosure Letter.

4.2                                 ENFORCEABILITY; AUTHORITY; NO CONFLICT

(a)                                  Buyer has all requisite corporate power and authority to enter into this Agreement and the documents to be delivered by Buyer at the Closing and to perform its obligations hereunder and thereunder, including the Contemplated Transactions.  This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. This Agreement and the Contemplated Transactions have been duly authorized by all necessary action by Buyer’s board of directors.  No further corporate or shareholder action is necessary on the part of Buyer to execute and deliver this Agreement or to consummate the Contemplated Transactions.

(b)                                 Except as set forth in Section 4.2(b) of the Buyer Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)                                     Conflict with or violate the Certificate of Incorporation or bylaws of Buyer;

(ii)                                  Conflict with, constitute a breach, violation or termination of any provision of, or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit or both, under any material Contract to which Buyer is a party; or

(iii)                               To Buyer’s Knowledge, contravene, conflict with or result in a violation or breach of any Governmental Authorization, Legal Requirement or Order applicable to Buyer or to which Buyer may be subject.

(c)                                  Except as set forth in Section 4.2(c) of the Buyer Disclosure Letter, Buyer is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3                                 CERTAIN PROCEEDINGS

There is no pending or, to Buyer’s Knowledge, threatened Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, making unenforceable or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.4                                 FINANCING; ABILITY TO DISCHARGE LIABILITIES

As of January 29, 2005, Buyer will have received and provided to Sellers (i) a binding commitment letter in customary form dated on or before such date from the Senior Lenders, pursuant to which the Senior Lenders have committed to provide to Buyer senior secured debt financing, and (ii) binding commitments evidenced by subscription agreements in customary form dated on or before such date, pursuant to which Persons have committed to provide to Buyer equity and subordinated debt financing, which debt and equity financings in the aggregate will cause Buyer to be sufficiently capitalized and have sufficient funds available on hand and under existing, committed financing facilities on or before January 31, 2005 to (a) pay the cash portion of the Purchase Price, (b) satisfy the obligations under the Promissory Note, (c) fund the working capital requirements of the Buyer and the Business after the Closing and (d) timely perform, discharge and otherwise satisfy when due any and all Assumed Liabilities and its obligations under this Agreement.

4.5                                 INVESTIGATION BY BUYER

Buyer has conducted its own independent review and analysis of the Business, operations, assets (including inventories), liabilities, results of operations, financial condition, software, technology and prospects of the Business.  In connection with Buyer’s investigation of the Business, Buyer has received certain projections, forecasts, plans and other forward-looking information with respect to the Business and acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts and plans, that Buyer is familiar with such uncertainties and that such Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts, plans and other forward-looking information so furnished to it (including the reasonableness of the assumptions underlying such projections, forecasts, plans and other forward-looking information).  In entering into this Agreement, Buyer acknowledges that it has received offering and other marketing materials, but that it has relied solely upon its own investigation and analysis and the specific representations and warranties of Sellers set forth in this Agreement.

4.6                                 BROKERS OR FINDERS

Buyer has not used any broker or finder in connection with the transactions described in this Agreement, and neither Seller nor any of its Related Persons shall have any liability or otherwise suffer or incur any loss or expense as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Buyer or any of its Related Persons in connection with the Contemplated Transactions.

5.                                       Covenants of Buyer and Sellers Prior to Closing

5.1                                 REQUIRED APPROVALS

(a)                                  Buyer and Sellers shall cooperate to cause to be filed as promptly as practicable following the execution of this Agreement, with the Federal Trade Commission and the Department of Justice the notification and report form required under the HSR Act for the Contemplated Transactions and to seek early termination of the waiting period thereunder, and shall use Commercially Reasonable Efforts to provide any supplemental information that may be reasonably requested in connection with those filings (it being understood that the filing fee shall be borne 50% by Sellers and 50% by Buyer).

(b)                                 Buyer and Sellers shall make as promptly as practicable following the date of this Agreement the other notifications required in connection with this Agreement and the Contemplated Transactions, and shall use Commercially Reasonable Efforts to obtain the Consents of all Third Parties required in connection with the consummation of the Contemplated Transactions. Buyer and Sellers shall coordinate and cooperate in exchanging information and assistance in connection with obtaining Consents of Third Parties and making all filings or notifications necessary to transfer any Governmental Authorizations to Buyer, or in connection with any applications for new Governmental Authorizations relating to the Business.

(c)                                  Buyer shall use Commercially Reasonable Efforts to cause the assumption by the Buyer of the obligations under the Industrial Revenue Bonds, including the Letter of Credit, which Commercially Reasonable Efforts shall include providing all reasonably requested financial and other information, making appropriate personnel available at reasonable times and upon reasonable notice, and providing, or causing its Affiliates to provide, credit support on commercially reasonable terms.

(d)                                 Sellers shall use Commercially Reasonable Efforts to cause the assumption by the Buyer of the obligations under the Industrial Revenue Bonds, including the Letter of Credit, which Commercially Reasonable Efforts shall include providing all reasonably requested financial and other information and making appropriate personnel available at reasonable times and upon reasonable notice.

5.2                                 NOTIFICATION

Between the date of this Agreement and the Closing, Buyer shall give prompt notice to Sellers, and Sellers shall give prompt notice to Buyer, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause (x) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement of such party contained in this Agreement not to be complied with or satisfied; or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.2 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in this Agreement or otherwise limit or affect the remedies available hereunder to any party.  Should any such fact or condition require any change to the Seller Disclosure Letter, Seller shall promptly deliver to Buyer a supplement to the Seller Disclosure Letter specifying such change. Such delivery shall not affect any rights of Buyer under Section 11.2.  Should any such fact or condition require any change to the Buyer Disclosure Letter, Buyer shall promptly deliver to Sellers a supplement to the Buyer Disclosure Letter specifying such change. Such delivery shall not (i) relieve Sellers of any of their obligations under this Agreement or (ii) affect any rights of Seller under Section 11.3.

5.3                                 COMMERCIALLY REASONABLE EFFORTS

Buyer and Sellers shall use Commercially Reasonable Efforts to cause the conditions in Articles 7 and 8 to be satisfied.

5.4                                 BULK SALES LAWS

Buyer and Sellers hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

5.5                                 CURRENT EVIDENCE OF TITLE

(a)                                  As soon as is reasonably practicable after the date of this Agreement, Sellers shall cause to be prepared and delivered to Buyer for each parcel, tract or subdivided land lot of Real Property that is listed in Section 3.6 of the Seller Disclosure Letter:

(i)                                     from a nationally (or regionally recognized in the State of Georgia) recognized title insurance company mutually agreeable to Buyer and Sellers (the “Title Insurer”):

(A)                              title commitments issued by the Title Insurer to insure title to all Land, Improvements, and insurable Appurtenances, if any, in the amount of that portion of the Purchase Price allocated to such Real Property, as specified in Exhibit 2.7, covering such Real Property (but in no event, less than the value of any mortgage to be granted by Buyer), naming Buyer as the proposed insured and having an effective date after the date of this Agreement, wherein the Title Insurer shall agree to issue an ALTA 1992 form owner’s policy of title insurance insuring Buyer that the fee title to such Real Property is vested in Buyer subject only to the Permitted Real Estate Encumbrances (each a “Title Commitment”); and

(B)                                complete and legible copies of all recorded documents listed as Schedule B-1 matters to be terminated or satisfied in order to issue the policy described in the Title Commitment (the “Recorded Documents”); and

(ii)                                  a survey of such Real Property reasonably satisfactory to the Title Insurer and any lender to Buyer made after the date of this Agreement by a land surveyor licensed by the state in which the Facility is located and bearing a certificate, signed and sealed by the surveyor and reflecting the locations of all building lines, easements and areas affected by any Recorded Documents affecting such Real Property as disclosed in the Title Commitment (identified by issuer, commitment number, and an effective date after the date hereof) as well as any encroachments onto such Real Property or by the Improvements onto any easement area or adjoining property (each a “Survey”);

(b)                                 Each Title Commitment shall include the Title Insurer’s requirements for issuing its title policy, which requirements shall be met by Sellers on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary Encumbrances, but excluding Permitted Real Estate Encumbrances that will remain after Closing and those requirements that are to be met solely by Buyer).

(c)                                  If any of the following shall occur (collectively, a “Title Objection”):

(i)                                     any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Sellers have title to the insured estate covered by the Title Commitment;

(ii)                                  any title exception is disclosed in Schedule B to any Title Commitment that is not one of the Permitted Real Estate Encumbrances or one that Sellers specify when delivering the Title Commitment to Buyer as one that Sellers will cause to be deleted from the Title Commitment concurrently with the Closing, including any exceptions that pertain to Encumbrances securing any loans that do not constitute an Assumed Liability; or

(iii)                               any Survey discloses any encroachment or any matter reasonably objected to by Buyer’s lenders or the Title Insurer or any matter that Buyer reasonably believes could materially and adversely affect Buyer’s use and enjoyment of such Real Property described therein;

then Buyer shall notify each Seller in writing (“Buyer’s Notice”) of such matters within ten (10) business days after receiving all of the Title Commitment, Survey and copies of Recorded Documents for the Facility covered thereby.

(d)                                 Sellers shall use Commercially Reasonable Efforts to cure each Title Objection and take all steps required by the Title Insurer to eliminate each Title Objection as an exception to the Title Commitment. Any Title Objection that the Title Company is willing to insure over on terms acceptable to Sellers and Buyer is herein referred to as an “Insured Exception.” The Insured Exceptions, together with any title exception or matters disclosed by the Survey not objected to by Buyer in the manner aforesaid shall be deemed to be acceptable to Buyer.

(e)                                  Nothing herein waives Buyer’s right to claim a breach of Section 3.8(a) or to claim a right to indemnification as provided in Section 11.2 if Buyer suffers Damages as a result of a misrepresentation with respect to the condition of title to such Real Property.

(f)                                    The cost of the title insurance (including premiums) shall be borne solely by Buyer.

5.6                                 COMPLIANCE WITH LEGAL REQUIREMENTS

Buyer will comply in all material respects with all Legal Requirements applicable to the Business and the ownership of the Assets.

6.                                       Covenants of Sellers and Buyer Prior to Closing

6.1                                 ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, each Seller shall (a) afford Buyer and its Representatives (collectively, “Buyer Group”) access, during regular business hours, to Sellers’ personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data related to the Business and Assets, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Sellers; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data related to the Business and Assets as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information regarding the Business and Assets as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to the Business and Assets. In addition, Buyer shall have the right to have the Real Property and Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property.  Upon notice to Sellers, Buyer shall have the right to conduct an environmental assessment of the Assets; provided that such environmental assessment shall not unreasonably interfere with normal operation of the Assets.  Buyer shall not, however, be permitted to conduct any sampling, boring, drilling or other invasive investigative activity with respect to the Assets.  Each Seller shall have the right to be present during any environmental assessment of the Assets.  Buyer shall maintain, and shall cause its officers, employees, Representatives, consultants and advisors to maintain, all information obtained by Buyer pursuant to any environmental assessment or other due diligence activity as strictly confidential, unless disclosure of any facts discovered through such environmental assessment is required under any Environmental Laws.  In the event that any necessary disclosures under applicable Environmental Laws are required with respect to matters discovered by any environmental assessment conducted by, for or on behalf of Buyer, Buyer agrees that Sellers shall be the responsible parties for disclosing such matters to the appropriate Governmental Bodies unless Buyer is required by Legal Requirement to make such disclosure, in which case Buyer shall so advise Sellers and allow Sellers a reasonable time to prepare such disclosure.

6.2                                 OPERATION OF THE BUSINESS

Between the date of this Agreement and the Closing, with respect to the Business and Assets, unless Buyer otherwise consents in writing, each Seller shall:

(a)                                  conduct the Business only in the ordinary course of the Business consistent with past practices or reasonable future expectations;

(b)                                 without making any commitment on Buyer’s behalf, use Commercially Reasonable Efforts to preserve intact the current Business organization, keep available the services of its employees and agents and maintain its relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c)                                  make no material changes in management personnel of the Business;

(d)                                 maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of the Business;

(e)                                  use Commercially Reasonable Efforts to keep in full force and effect, without amendment, all material rights relating to the Business;

(f)                                    comply with all Legal Requirements and use Commercially Reasonable Efforts to comply with all contractual obligations applicable to the operations of the Business;

(g)                                 continue in full force and effect the insurance coverage under the policies set forth in Section 3.20(a) of the Seller Disclosure Letter or substantially equivalent policies; and

(h)                                 maintain all books and Records of Sellers relating to the Business in the ordinary course of the Business consistent with past practices.

6.3                                 NEGATIVE COVENANT

Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, each Seller shall not, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.14 or 3.18 would be reasonably likely to occur; (b) make any modification to any material Seller Contract or Governmental Authorization; or (c) allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained or levels consistent with reasonable future expectations.

6.4                                 BUYER FINANCING

Buyer shall obtain such debt, equity or other financing reasonably necessary to satisfy its obligations in Sections 2.3 and 2.9(b)(i) (the “Financing”).

7.                                       Conditions Precedent to Buyer’s Obligation to Close

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1                                 ACCURACY OF REPRESENTATIONS; SELLERS’ PERFORMANCE

The representations and warranties of each Seller set forth in this Agreement will be, if qualified by materiality, true and correct in all respects, and if not so qualified, shall be true and correct in all material respects (without giving effect to any supplement to the Seller Disclosure

Letter), as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).  Each of the agreements and covenants of Sellers to be performed and complied with by Sellers pursuant to this Agreement prior to or as of the Closing Date will have been duly performed and complied with in all material respects.  Each Seller shall have delivered to Buyer a certificate signed by one of its duly authorized officers, dated the Closing Date, certifying, as of such date, (i) that all representations and warranties (individually and collectively) of Sellers in Article 3 are, if qualified by materiality, true and correct in all respects, and if not so qualified, true and correct in all material respects, (ii) that Sellers have performed and complied in all material respects with all covenants and agreements (individually and collectively) contained in this Agreement required to be performed and complied with by them at or prior to the Closing Date, (iii) that the conditions specified in Sections 7.2, 7.4 and 7.5 have been fulfilled and (iv) the aggregate amount owing under the Industrial Revenue Bonds (including principal and accrued and unpaid interest and any outstanding reimbursement obligations under the Letter of Credit and the amount available to be drawn thereunder).

7.2                                 CONSENTS

Each of the Consents identified in Exhibit 7.2 shall have been obtained and shall be in full force and effect.

7.3                                 ADDITIONAL DOCUMENTS

Each Seller shall have caused the documents and instruments required by Sections 2.9(a) and 3.22 and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a)                                  The articles of incorporation, as amended (in the case of the Parent), or certificate of incorporation, as amended (in the case of S&S Tug), duly certified as of a recent date by the Secretary of State of the State of Texas or the Secretary of State of the State of Delaware, as applicable;

(b)                                 Releases of all Encumbrances on the Assets, other than Permitted Encumbrances, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of Real Property included in the Assets;

(c)                                  Buyer shall have received a certificate of non-foreign status in the form prescribed by United States Treasury Regulation § 1.1445-2(b)(2)(iv) with respect to each Seller;

(d)                                 Such other documents as Buyer may reasonably request for the purpose of:

(i)                                     evidencing the accuracy of any of Seller’s representations and warranties;

(ii)                                  evidencing the performance by any Seller of, or the compliance by any Seller with, any covenant or obligation required to be performed or complied with by such Seller; or

(iii)                               evidencing the satisfaction of any condition referred to in this Article 7.

(e)                                  The duly executed Subcontract referred to in Section 8.6 and 10.7.

7.4                                 NO PROCEEDINGS

There shall not be any Proceeding pending or threatened against Buyer or against any Related Person of Buyer (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

7.5                                 NO CONFLICT

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any material adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

7.6                                 TITLE INSURANCE

Buyer shall have received unconditional and binding commitments to issue policies of title insurance consistent with Section 5.5, dated the Closing Date, in an aggregate amount equal to the amount of the Purchase Price allocated to the Real Property (but in no event less than the amount of any mortgage to be granted by Buyer in connection with the Real Property), in form reasonably satisfactory to Buyer insuring Buyer’s interest in each parcel of Real Property to the extent required by Section 5.5.

7.7                                 SUBORDINATION AGREEMENT

Sellers shall have executed a subordination agreement with Buyer’s senior secured lenders relating to the subordination of Buyer’s obligations under the Promissory Note, which agreement shall be in a form and substance reasonably satisfactory to Buyer’s senior secured lenders (the “Senior Lenders”).

8.                                       Conditions Precedent to each Seller’s Obligation to Close

Each Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by such Seller in whole or in part):

8.1                                 ACCURACY OF REPRESENTATIONS; BUYER’S PERFORMANCE

The representations and warranties of Buyer set forth in this Agreement will be, if qualified by materiality, true and correct in all respects, and if not so qualified, shall be true and correct in all material respects (without giving effect to any supplement to the Buyer Disclosure Letter), as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).  Each of the agreements and covenants of Buyer to be performed and complied with by Buyer pursuant to this Agreement prior to or as of the Closing Date will have been duly performed and complied with in all material respects.  Buyer shall have delivered to Sellers a certificate signed by one of its duly authorized officers, dated the Closing Date, certifying, as of such date (i) that all representations and warranties (individually and collectively) of Buyer in Article 4 are, if qualified by materiality, true and correct in all respects, and if not so qualified, true and correct in all material respects, (ii) Buyer has performed and complied in all material respects with all covenants and agreements (individually and collectively) contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date and (iii) that the conditions specified in Sections 8.2, 8.4, 8.5 and 8.7 have been fulfilled.

8.2                                 CONSENTS

Each of the Consents identified in Exhibit 8.2 shall have been obtained and shall be in full force and effect.

8.3                                 ADDITIONAL DOCUMENTS

Buyer shall have caused the documents and instruments required by Section 2.9(b) and the following documents to be delivered (or tendered subject only to Closing) to each Seller:

(a)                                  The Certificate of Incorporation and all amendments thereto of Buyer, duly certified as of a recent date by the Secretary of State of the State of Delaware;

(b)                                 Certificates dated as of a recent date not earlier than the fifth business day prior to the Closing as to the good standing of Buyer and payment of all applicable state Taxes by Buyer, executed by the appropriate officials of the State of Delaware and Georgia;

(c)                                  a certificate in the form of Exhibit 8.3(c) executed by the individuals named in Section 1.1 of the Seller Disclosure Letter.

(d)                                 The duly executed Subcontract referred to in Sections 8.6 and 10.7; and

(e)                                  Such other documents as any Seller may reasonably request for the purpose of:

(i)                                     evidencing the accuracy of any of Buyer’s representations and warranties;

(ii)                                  evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer;

(iii)                               evidencing the satisfaction of any condition referred to in this Article 8.

8.4                                 NO PROCEEDINGS

There shall not be any Proceeding pending or threatened against any Seller or against any Related Person of Seller (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

8.5                                 NO CONFLICT

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause any Seller or any Related Person of Seller to suffer any material adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

8.6                                 SUBCONTRACT

Sellers and Buyer shall have entered into a subcontract (the “Subcontract”) in accordance with Section 10.7(b) with respect to the performance of all Government Contracts for the delivery of goods or services by Sellers (collectively, such Government Contracts and other Seller Contracts referred to herein as the “Subcontracted Contracts”).  The Subcontract shall confer on Buyer (i) the responsibility for the performance of the corresponding prime Government Contracts and the other Subcontracted Contracts and (ii) all of the economic benefits of the corresponding prime Government Contracts and the other Subcontracted Contracts until the earlier to occur of (a) novation or complete assignment of or (b) the satisfaction of all obligations under and the payment in full of all amounts payable under, such corresponding prime Government Contracts and the other Subcontracted Contracts, as the case may be.  All Consents and Governmental Authorizations, if any, of the United States Government or a department or agency thereof to the entering into of such Subcontract as may be required shall have been obtained.

8.7                                 SUBORDINATION AGREEMENT

Each Person that is issued any debt instrument by Buyer, including Jacobson Partners and/or its affiliates, but excluding the Senior Lenders, in connection with such Person’s investments in the Buyer as part of the financing for the Contemplated Transactions shall have executed a subordination agreement with Sellers relating to the subordination of such Buyer’s obligations under such debt instruments, which agreement shall be in a form and substance reasonably satisfactory to Sellers; provided that the terms of such subordination shall be substantially similar to the subordination terms imposed by the Senior Lenders on the Promissory Note.

9.                                       Termination

9.1                                 TERMINATION EVENTS

By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a)                                  by Buyer if a material Breach of any provision of this Agreement has been committed by any Seller and such Breach has not been waived by Buyer or cured by such Seller within 30 Business Days after the date on which written notice of such Breach is delivered by Buyer to such Seller;

(b)                                 by any Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by such Seller or cured by Buyer within 30 Business Days after the date on which written notice of such Breach is delivered by such Seller to Buyer; provided, however, that any Seller may terminate this Agreement at any time following a Breach of Buyer’s representation and warranty in Section 4.4, and in such case, no notice or cure period will be required.

(c)                                  by Buyer if any condition in Article 7 has not been satisfied prior to January 31, 2005 or if satisfaction of such a condition by such date is or becomes impossible, and Buyer has not waived such condition on or before such date; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 9.1(c) if Buyer’s failure to comply with its obligations under this Agreement results in (i) the failure of such condition in Article 7 to be satisfied as of such date or (ii) the satisfaction of such a condition by such date being or becoming impossible.

(d)                                 by any Seller if any condition in Article 8 has not been satisfied prior to January 31, 2005 or if satisfaction of such a condition by such date is or becomes impossible, and such Seller has not waived such condition on or before such date; provided, however, that no Seller may terminate this Agreement pursuant to this Section 9.1(d) if such Seller’s failure to comply with its obligations under this Agreement results in (i) the failure of such condition in Article 8 to be satisfied as of such date or (ii) the satisfaction of such a condition by such date being or becoming impossible.

(e)                                  by mutual consent of Buyer and each Seller;

(f)                                    by Buyer if the Closing has not occurred on or before January 31, 2005, or such later date as the parties may agree upon, unless Buyer is in material Breach of this Agreement; or

(g)                                 by any Seller if the Closing has not occurred on or before January 31, 2005, or such later date as the parties may agree upon, unless such Seller is in material Breach of this Agreement.

9.2                                 EFFECT OF TERMINATION

Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in Section 2.12, this Section 9.2 and Articles 12 and 13 (except for those in Section 13.5) will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

10.                                 Additional Covenants

10.1                           EMPLOYEES AND EMPLOYEE BENEFITS

(a)                                  As of the Closing Date, Sellers shall terminate the employment of all of the Affected Employees (other than those who are on short-term disability leave).  As soon as practicable after the date of this Agreement, Buyer shall offer employment, effective immediately after the Effective Time, to all persons who are or will be full-time Affected Employees on the day immediately preceding the Closing Date (other than those on short-term disability leave or those Affected Employees listed on Exhibit 10.1(a)).  Each Affected Employee who accepts any such offer of employment shall be referred to in this Agreement as a “Transferred Employee”.  The offer of employment, including wages, salaries and benefits, shall be, in the aggregate, comparable with the terms and conditions under which the Transferred Employees were employed immediately before the Closing Date (excluding any benefit of a type as to which the benefit was frozen prior to the Closing Date).  Any Affected Employee who is on short-term disability leave as of the Closing Date shall remain employed by Sellers through the Affected Employee’s short-term disability leave; provided, however, that if he or she recovers from his or her disability within the period of his or her short-term disability leave or the six-month period following the Closing Date (whichever is shorter), Buyer shall at that time make an offer of employment to him or her on the same employment terms and conditions as are applicable to similarly situated Transferred Employees, and Buyer shall reimburse Sellers for the full amount of any short-term disability leave cash compensation paid by Sellers to such person with respect to periods beginning with the Effective Date until the date that such person accepts employment with Buyer; each such person who accepts employment with Buyer shall also be deemed a “Transferred Employee” as of the date of such acceptance.

(b)                                 Sellers shall be responsible for the payment of all wages, salaries, benefits and other remuneration due to Affected Employees up until the Effective Time.  Buyer shall be responsible for the payment of all wages, salaries, benefits and other remuneration due to Affected Employees from and after the Effective Time.  Further, Sellers shall be liable for any and all claims made by Affected Employees for events occurring up until the Effective Time.  Buyer shall be liable for any and all claims made by Affected Employees for events occurring from and after the Effective Time.

(c)                                  Sellers shall be liable for any claims made by Affected Employees and their beneficiaries under the Seller Benefit Plans.

(d)                                 Welfare benefit plan coverage of Sellers for Transferred Employees shall cease as of the Effective Time and the welfare benefit plan coverage under Buyer’s plans for Transferred Employees shall immediately commence.  Sellers shall be solely responsible for any continuation coverage required by COBRA for those Affected Employees of Sellers who are not Transferred Employees.  Buyer shall waive all pre-existing conditions, limitations or exclusions and waiting periods for the Transferred Employees under all employee welfare benefit plans and fringe benefits programs of Buyer, including vacation, bonus and other incentive programs.

(e)                                  Sellers shall retain all assets in the pension and retirement funds of Sellers, and shall distribute pension and retirement benefits that the Transferred Employees shall become entitled to receive from Sellers in accordance with the applicable plan document and the Transferred Employees’ elections, as applicable.

(f)                                    Effective as of the Closing Date (or as to employees on short-term disability leave on the Closing Date, as of the date of employment by Buyer), Buyer shall take such actions as are necessary to grant past service credit for all the Transferred Employees for purposes of determining vesting, eligibility and benefit accruals under all Buyer’s employee benefit programs, including employee retirement plans, severance, vacation, bonus, incentive compensation and employee welfare benefit plans of Buyer equal to that which such Transferred Employees were credited with by Sellers as of the Closing Date for service with Sellers or any predecessor employee, but excluding benefit accruals for Buyer’s defined benefit pension and post-retirement medical benefit plans.

(g)                                 With respect to events following the Closing, Buyer shall be responsible for sending timely and appropriate notices to all Transferred Employees required under all applicable Legal Requirements relating to plant or facility closings or otherwise regulating the termination of employees.  To the extent that any liability is incurred under any such Legal Requirements based on Buyer’s failure to comply with Section 10.1(a) or Buyer’s actions after the Closing, Buyer will be solely and exclusively responsible for all obligations and liabilities incurred under such Legal Requirements relating to the Contemplated Transactions.

(h)                                 Sellers shall make available to Buyer records which provide information regarding employees’ names, Social Security numbers, dates of hire by Sellers, date of birth, number of hours worked each calendar year, attendance and salary histories for all Transferred Employees.  Sellers shall not provide records pertaining to performance ratings and evaluations, disciplinary records and medical records.

(i)                                     Each Seller agrees that it will not engage in a “mass layoff” or “plant closing” with respect to the Business as defined in the WARN Act within the ninety-day period prior to the Effective Time without complying with the WARN Act, including by providing prior written notice to employees.

10.2                           NONCOMPETITION AND NONSOLICITATION

(a)                                  Noncompetition. For a period of three (3) years after the Closing Date, neither Seller shall (and each Seller shall cause its Affiliates not to), anywhere in the United States, directly or indirectly invest in, own, manage, operate, or control any Person engaged in or planning to become engaged in the business of manufacturing, distributing, selling, operating or maintaining airline ground support equipment (“Competing Business”), provided, however, that each Seller and its Affiliates may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

(b)                                 Nonsolicitation. For a period of three (3) years after the Closing Date, each Seller shall not (and each Seller shall cause its Affiliates not to), without the prior written consent of Buyer, directly or indirectly, knowingly hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or interfere with the relationship between Buyer and any of its employees or independent contractors; provided, however, that such Seller shall not be prohibited from hiring, retaining or attempting to hire or retain any person who responds to a general solicitation or advertisement.

(c)                                  Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 10.2 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.2 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.2 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Sellers.

10.3                           CUSTOMER AND OTHER BUSINESS RELATIONSHIPS

For a period of six months after the Closing, each Seller will cooperate with Buyer at Buyer’s cost in its efforts to continue and maintain for the benefit of Buyer those business relationships of such Seller existing prior to the Closing and relating to the Business after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others.  Sellers will refer to Buyer all inquiries relating to the Business.

10.4                           RETENTION OF AND ACCESS TO RECORDS

(a)                                  For the greater of eight years from the Closing Date and any period as may be required by any statute, regulation or Governmental Body or any then pending litigation, Buyer shall permit Sellers and their Representatives reasonable access to the business records and files of Sellers that are transferred to Buyer in connection herewith in anticipation of, or preparation for, existing or future Proceeding or any Tax audit in which Sellers or any of its Affiliates is involved and which is related to the Business or the Assets, during regular business hours and upon reasonable notice at Buyer’s principal places of business or at any location where the records are stored; provided, however, that (i) any access shall be had or done in a manner so as not to interfere with the normal conduct of the Business and (ii) Buyer shall not be required to provide access to any confidential record or records, the disclosure of which would violate any governmental statute or regulation or applicable confidentiality agreement with any Person, it being understood and agreed that the records delivered by Sellers to Buyer shall not be deemed to be restricted from Sellers pursuant to either clause (ii) above.  Buyer shall notify each Seller in writing at least ten days prior to any destruction of such transferred records and files prior to the end of the period referenced in the preceding sentence, at any Sellers’ option, deliver such records and files to Sellers.

(b)                                 For the greater of eight years from the Closing Date and any period as may be required by any statute, regulation or Governmental Body or any then pending litigation, Sellers shall permit Buyer and its Representatives reasonable access to all data and Records relating to the Assets or the Business that were not transferred to Buyer pursuant to this Agreement, in anticipation of, or preparation for, existing or future Proceeding or any Tax audit in which Buyer or any of its Affiliates is involved and which is related to the Business or the Assets, during regular business hours and upon reasonable notice at Sellers’ principal places of business or at any location where the records are stored; provided, however, that (i) any access shall be had or done in a manner so as not to interfere with the normal conduct of the Business and (ii) Sellers shall not be required to provide access to any confidential record or records, the disclosure of which would violate any governmental statute or regulation or applicable confidentiality agreement with any Person; provided, further, however, Sellers shall have the option of transferring such data and Records to Buyer in lieu of retaining such items.

10.5                           FURTHER ASSURANCES

The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

10.6                           ASSIGNMENT OF CONTRACT PAYMENTS

(a)                                  Each Seller shall send written instructions, in form and substance reasonably satisfactory to Buyer, to all account debtors party to the Subcontracted Contracts, including the United States Government, directing each of them to make payment on all receivables due in respect of such Subcontracted Contracts directly to the Person designated by Buyer.

(b)                                 Each Seller hereby covenants and agrees that from and after the Closing, when and if it receives any payments relating to the Subcontracted Contracts, it shall hold the same in trust for Buyer, shall segregate such amounts from all other assets or funds and shall, as soon as practicable, transfer such amounts directly to Buyer.

(c)                                  On or prior to the Closing Date, Sellers shall cooperate with Buyer to make such changes and amendments in the terms of the Subcontracted Contracts, in the name of the TUG Airline Products Division of Sellers, as may be reasonably necessary or desirable in order to assure that Buyer receives all economic benefits of the Subcontracted Contracts as described herein.

10.7                           ASSIGNMENTS; NOVATIONS

(a)                                  Sellers and Buyer shall cooperate fully with each other and shall use all reasonable efforts to obtain the novation of all Government Contracts, including obtaining a novation agreement or agreements with the United States Government in accordance with FAR Section 42.1204 (“Novation Agreements”), and Buyer hereby agrees to expeditiously take all reasonable steps to obtain approval of all required Novation Agreements.  Nothing in this Agreement, however, shall require Sellers or Buyer to offer or pay any consideration or concession for any such Novation Agreement not contained in the model form set forth in FAR Section 42.1204(i).

(b)                                 With respect to each Subcontracted Contract, the performance obligations of Sellers thereunder shall be subcontracted to Buyer until such Subcontracted Contract has been novated, assigned in full to Buyer or the obligations and duties thereunder shall have been satisfied and discharged in full.  Buyer, as a subcontractor or delegate, shall perform such Subcontracted Contract, and Sellers shall cooperate to cause the other party or parties to the Subcontracted Contract to promptly pay to Buyer or its designee all amounts received by Sellers as a result of performance by Buyer of such Subcontracted Contract.  Prior to the complete assignment or novation of each such Subcontracted Contract to Buyer, any Seller, as the contracting party, shall take such timely action as is reasonably necessary to allow Buyer to perform such Subcontracted Contract and to protect any rights that may exist or accrue under such Subcontracted Contract until it is fully assigned or novated.  In connection therewith, Buyer is authorized to act as agent on behalf of such Seller for purposes of performing and administering each such Subcontracted Contract during the period after the Closing until such Subcontracted Contract is fully assigned or novated to Buyer; provided, however, that such authority to act as agent shall not authorize Buyer to settle or compromise claims under such Subcontracted Contract where such claims are not Assets or Assumed Liabilities.  Prior to the date the Subcontract becomes effective, each Seller shall make available to Buyer a full, complete and correct copy of such Seller’s contract file for each Subcontracted Contract.  Buyer shall indemnify and hold each Seller and its directors, officers, employees, Affiliates, shareholders, agents and assigns harmless from any loss that directly results from any action or omission of Buyer  (other than acts or omissions taken at the written direction of any Seller) in connection with the performance or administration by Buyer, as contemplated by this Section 10.7, of any Subcontracted Contract during the period after the Closing until all obligations under such Subcontracted Contract have been fully performed or satisfied in full.

(c)                                  Effective upon the complete assignment or novation of a Subcontracted Contract to Buyer, the Subcontracted Contract shall be assumed by Buyer; provided, that Sellers shall reimburse Buyer for any monetary benefit received by Sellers (net of any actual out-of-pocket costs of Sellers in connection with such Subcontracted Contract and any payments made by Sellers under Section 10.7(b) with respect to such Subcontracted Contract) that would have accrued to Buyer had the Subcontracted Contract been fully assigned or novated as of the Closing Date.  Any subcontract or other delegation except the assignments of money due or to become due under the Subcontracted Contracts which Sellers and Buyer have theretofore entered into or agreed upon in respect of such Subcontracted Contract shall be terminated as of the effective date of such complete assignment and assumption or novation agreement.

(d)                                 Sellers and Buyer shall cooperate with each other to preserve all bids, quotations and proposals made in the ordinary course of the Business by Sellers and to facilitate the award of the Contract related thereto consistent with applicable legal requirements.  With respect to any contracts awarded to Sellers pursuant to such bids, quotations, and proposals (i) the right to all payments thereunder shall be deemed to be assigned by Sellers to Buyer, the schedule to the Subcontract shall be amended to identify such Contract as a contract covered thereby, and (ii) the performance obligations related thereto shall be deemed to be assumed by Buyer and, in the case of Contracts with the United States Government, shall be governed by this Section 10.7.

10.8                           PROVISIONS RELATING TO CERTAIN ASSETS

(a)                                  To the extent that a Seller Contract (including a Government Contract) or other Asset is not capable of being sold, assigned, transferred, subcontracted or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third Person (including a Governmental Body), and such approval, consent or waiver has not been obtained prior to the Closing, or if such sale, assignment, transfer or conveyance or attempted sale, assignment, transfer or conveyance would constitute a breach thereof or a violation of any Legal Requirement, this Agreement or any other Transaction Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted sale, assignment, transfer or conveyance thereof.

(b)                                 Anything in this Agreement to the contrary notwithstanding, subject to Section 3.16, a Seller is not obligated to sell, assign, transfer or convey to Buyer any of its rights or obligations in or to any of the Seller Contracts without first obtaining all necessary approvals, consents or waivers.  Each Seller shall cooperate with Buyer to obtain all approvals, consents or waivers necessary to convey to Buyer each such Seller Contract other than Government Contracts requiring novation, which are governed by Section 10.7, as soon as practicable; provided, however, that neither such Seller nor Buyer shall be obligated to offer or pay any consideration or concession therefor to the Third Party from whom such approval, consent or waiver is requested.  Subject to 7.2, the failure by any Seller to obtain any such approval, consent or waiver necessary to convey any Seller Contract to Buyer shall not affect the obligations of the parties to close hereunder; provided that each Seller agrees to use Commercially Reasonable Efforts to cause the economic benefit of each Seller Contract to be furnished to Buyer.

(c)                                  Subject to Section 7.2, to the extent any of the approvals, consents or waivers necessary to convey any Seller Contract other than Government Contracts requiring novation, which are governed by Section 10.7, to Buyer have not been obtained by any Seller as of the Closing or to the extent any Seller Contract cannot be transferred to Buyer by the Closing, such Seller shall, during the remaining term of such Seller Contract, use Commercially Reasonable Efforts, to (i) at the request of Buyer, cooperate with the Buyer to obtain the consent of any such Third Party; provided, however, that neither such Seller nor Buyer shall be obligated to offer or pay any consideration to any Person, (ii) at the request of Buyer, cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Seller Contract to Buyer, (iii) enforce, at the request of Buyer and at the expense and for the account of Buyer, any rights of such Seller arising from such Seller Contract against the issuer thereof or the other party or parties thereto (including the rights to elect to terminate any such Seller Contract in accordance with the terms thereof upon the request of Buyer).  To the extent that any Seller enters into lawful arrangements reasonably satisfactory to Buyer designed to provide the benefits of any such Seller Contract to Buyer as set forth in clauses (i) and (ii) above, such Seller Contract shall be deemed to have been conveyed to Buyer for the purposes of this Agreement.

(d)                                 Prior to the Effective Time, Sellers shall use Commercially Reasonable Efforts to collect all Accounts Receivable.

10.9                           LITIGATION SUPPORT

From and after the Closing, in the event and for so long as any Seller actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to the Business (including during such period prior to Closing), each of the other parties will cooperate reasonably with Sellers and Sellers’ counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably requested in connection with the contest or defense, all at the reasonable out-of-pocket expense of the Sellers (unless the Sellers are entitled to indemnification therefor hereunder).  This Section 10.9 is not intended to alter applicable discovery procedures in connection with any litigation between or among the parties hereto.

10.10                     PROMISSORY NOTE

Buyer and Sellers agree that the terms of the Promissory Note shall be revised prior to Closing in order to provide Parent with substantially the same rights as the Senior Lenders regarding a change of control of, or sale, transfer or other disposition of all or substantially all of the assets of, Buyer, subject to the terms of the subordination agreement described in Section 7.7.

11.                                 Indemnification; Remedies

11.1                           SURVIVAL

All representations, warranties, covenants and obligations in this Agreement, the Seller Disclosure Letter, the supplements to the Seller Disclosure Letter, the Buyer Disclosure Letter, the certificates delivered pursuant to Section 2.9 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.6. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

11.2                           INDEMNIFICATION AND REIMBURSEMENT BY SELLERS

Sellers will, jointly and severally, indemnify, defend and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnitees”), and will reimburse Buyer Indemnitees for any loss, Liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third Party Claim (collectively, “Damages”), arising from or in connection with:

(a)                                  any Breach of any representation or warranty made by such Seller in (i) this Agreement, (ii) the Seller Disclosure Letter, (iii) the supplements to the Seller Disclosure Letter, (iv) the certificate delivered pursuant to Section 2.9(a)(x), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by such Seller pursuant to this Agreement;

(b)                                 any Breach of any covenant or obligation of such Seller in this Agreement or in any other certificate, document, writing or instrument delivered by such Seller pursuant to this Agreement;

(c)                                  any Liability arising out of the ownership or operation of the Assets prior to the Effective Time, except to the extent such Liability is an Assumed Liability;

(d)                                 any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with such Seller (or any Person acting on such Seller’s behalf) in connection with any of the Contemplated Transactions;

(e)                                  any Seller Benefit Plan;

(f)                                    any Excluded Assets; or

(g)                                 any Retained Liabilities.

11.3                           INDEMNIFICATION AND REIMBURSEMENT BY BUYER

Buyer will indemnify, defend and hold harmless Sellers, and their Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Seller Indemnitees”), and will reimburse Seller Indemnitees for any Damages arising from or in connection with:

(a)                                  any Breach of any representation or warranty made by Buyer in (i) this Agreement, (ii) the Buyer Disclosure Letter, (iii) the supplements to the Buyer Disclosure Letter, (iv) the certificate delivered pursuant to Section 2.9(b)(vi), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b)                                 any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c)                                  any Liability arising out of the ownership or operation of the Assets following the Effective Time;

(d)                                 any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with

Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions; or

(e)                                  any Assumed Liabilities.

11.4                           LIMITATIONS ON AMOUNT—SELLER

(a)                                  Sellers shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) until the total of all Damages with respect to such matters exceeds $1,000,000; provided, however, that in no event shall Sellers’ liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) exceed (50%) of the cash portion of the Purchase Price and then only for the amount by which such Damages exceed $1,000,000.  However, this Section 11.4 will not apply to (i) any breach of any representation or warranty set forth in Section 3.1, 3.2, 3.8, and 3.25, and (ii) claims under Section 11.2(b) through (g).

(b)                                 Sellers shall have no liability (for indemnification or otherwise) with respect to individual claims under Section 11.2(a) with a value of less than $10,000 and such amounts shall not be counted when determining if the dollar threshold in Section 11.4(a) has been met.

11.5                           LIMITATIONS ON AMOUNT—BUYER

Buyer shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.3(a) until the total of all Damages with respect to such matters exceeds $1,000,000 and then only for the amount by which such Damages exceed $1,000,000; provided, however, that in no event shall Sellers’ liability (for indemnification or otherwise) with respect to claims under Section 11.3(a) for a Breach of the representation and warranty in Section 4.4 exceed $60,000,000.  However, this Section 11.5 will not apply to (i) any breach of any representation or warranty set forth in Section 4.1, 4.2 and 4.6, and (ii) claims under Section 11.3(b) through (e).

11.6                           TIME LIMITATIONS

The several representations and warranties of the parties to this Agreement shall survive the Closing Date until May 1, 2006; provided, that (a) the representations and warranties set forth in (a) Sections 3.1, 3.2, 3.8 and 3.25 and 4.1, 4.2, 4.4 and 4.6 shall survive the Closing Date without limitation, (b) Sections 3.13 and 3.15 shall survive for 30 days following the expiration of any statutes of limitation under applicable law and (c) Section 3.21 shall survive for five years from the Closing Date (the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the “Survival Period”), and shall be effective with respect to any inaccuracy therein or breach thereof (and a claim for indemnification under Article 11 hereof may be made thereon) if a written notice asserting the claim and specifying the factual basis of the claim in reasonable detail to the extent then known by the notifying party shall have been given within the Survival Period with respect to such matter.  Any claim for indemnification made during the Survival Period shall be valid and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification notwithstanding such claim may not be resolved within the Survival Period.  The agreements and covenants set forth herein shall survive without limitation.

11.7                           PROCEDURE

All claims for indemnification under this Article 11 shall be asserted and resolved as follows:

(a)                                  A Person entitled to indemnification under Section 11.2 or 11.3 (an “Indemnitee”), promptly after it becomes aware of facts giving rise to a right of indemnification under this Agreement, shall give written notice thereof to the Person obligated to indemnify under such section (an “Indemnitor”), stating the amount of the Damages, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of the matter and basis of the claim for indemnity under this Agreement.  For purposes of this Section 11.7(a), receipt by a party of written notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise ) by or from any Person other than a party to this Agreement that gives rise to Damages on behalf of the party shall constitute the awareness of facts giving rise to a right of indemnification by it under this Agreement and shall require prompt notice of the receipt of such matter as provided in the first sentence of this Section 11.7(a).  Failure to provide the notice shall not affect the right of the Indemnitee to indemnification except to the extent the Indemnitor is actually prejudiced by the Indemnitee’s failure to give such notice.

(b)                                 If an Indemnitee should have Damages against any Indemnitor hereunder that does not involve a Third Party Claim, the Indemnitee shall transmit to the Indemnitor a written notice with respect to the Damages.  If the Indemnitor does not notify the Indemnitee within 30 calendar days from its receipt of the written notice of Damages that the Indemnitor disputes the Damages, the Damages specified by the Indemnitee in the claim notice shall be deemed a liability of the Indemnitor hereunder.  If the Indemnitor has timely disputed the Damages as provided above, such dispute shall be resolved by arbitration as set forth in Section 13.4 of this Agreement.

(c)                                  If an Indemnitee shall have a Third Party Claim asserted against it, the Indemnitee shall transmit to the Indemnitor written notice of the Damages relating to the Third Party Claim.  During the 30-day period following receipt by an Indemnitor of a notice of Damages relating to a Third Party Claim (the “Election Period”), the Indemnitor shall advise the Indemnitee whether the Indemnitor disputes its potential liability to the Indemnitee under this Article 11 with respect to the Third Party Claim.

(d)                                 The Indemnitor shall have the obligation to defend and control, at its sole cost and expense, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnitor to a final conclusion or settled at the discretion of the Indemnitor in accordance with this Section 11.7(d); provided, that such settlement shall not impose any obligations upon the Indemnitee or deprive the Indemnitee of any rights without its consent.  The Indemnitor shall have full control of such defense and proceedings, including, subject to the preceding sentence, any compromise or settlement thereof.  The Indemnitee is hereby authorized to file, during the Election Period, any motion, answer or other pleadings that the Indemnitee shall, in good faith, deem necessary or appropriate to protect its interest or those of the Indemnitor and not prejudicial  to the Indemnitor (it being understood and agreed that if the Indemnitee takes any such action that is prejudicial and conclusively causes a final adjudication adverse to the Indemnitor, the Indemnitor shall be relieved of its obligations hereunder with respect to the Third Party Claim to the extent so adjudicated).  If requested by the Indemnitor, the Indemnitee agrees, at the sole cost and expense of the Indemnitor, to cooperate with the Indemnitor and its counsel in contesting any Third Party Claims, including by making of any related counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person.  The Indemnitee shall have the right to participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnitor pursuant to this Section 11.7(d), and shall bear its own costs and expenses with respect to any such participation.

(e)                                  If an Indemnitor fails to notify an Indemnitee within the Election Period pursuant to Section 11.7(c) or if the Indemnitor fails to diligently defend or settle the Third Party Claim or to prosecute any appropriate counterclaim against the Person making the Third Party Claim or any cross-complaint against any Person, then the Indemnitee shall have the right but not the obligation to defend, at the sole cost and expense of the Indemnitor (but only if the Indemnitee actually is entitled to indemnification hereunder or if the Indemnitor assumes the defense with respect to the Third Party Claim), the Third Party Claim by such proceedings deemed reasonably appropriate by the Indemnitee and its counsel.  The Indemnitee shall have full control of such defense and proceedings, including any compromise or settlement of the Third Party Claim; provided, that if the Indemnitor agrees to indemnify the Indemnitee under this Article 11, the Indemnitee shall not enter into any compromise or settlement of such Third Party Claim without the Indemnitor’s consent, which shall not be unreasonably withheld or delayed.  If requested by the Indemnitee, the Indemnitor shall, at the sole cost and expense of the Indemnitor, cooperate with the Indemnitee and its counsel in contesting any Third Party Claim that the Indemnitee is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person.  Notwithstanding the foregoing in this Section 11.7(e), if the Indemnitor has delivered a written notice to the Indemnitee to the effect that the Indemnitor disputes its potential liability to the Indemnitee under this Article 11 and if such dispute is resolved in favor of the Indemnitor pursuant to Section 13.4, the Indemnitor shall not be required to bear the costs and expenses of the Indemnitee’s defense pursuant to this Article 11 or of the Indemnitor’s participation therein at the Indemnitee’s request, and the Indemnitee shall reimburse the Indemnitor in full for all reasonable costs and expenses of the Indemnitor in connection with the Third Party Claim, excluding, however, any litigation with respect to its indemnity obligation hereunder.  The Indemnitor shall have the right to participate in, but not control, any defense or settlement controlled by the Indemnitee pursuant to this Section 11.7(e), and the Indemnitor shall bear its own costs and expenses with respect to any such participation.

11.8                           PAYMENT

Payments of all amounts owing by an Indemnitor as a result of a Third Party Claim shall be made within five Business Days after the earlier of (i) the settlement of the Third Party Claim and (ii) the expiration of the period of appeal of a final adjudication of the Third Party Claim.  Payments of all amounts owing by an Indemnitor other than as a result of a Third Party Claim shall be made within five Business Days after the later of (i) 30 days after the expiration of the Election Period or (ii) if contested through dispute resolution proceedings, the expiration of the period for appeal of a final adjudication of the Indemnitor’s liability to the Indemnitee under this Agreement.  Notwithstanding the foregoing, if the Indemnitor has not contested its indemnity obligations hereunder and has not elected to assume the defense of a Third Party Claim, the Indemnitor shall reimburse (promptly after the receipt of each invoice therefor) the Indemnitee for the reasonable and documented out-of-pocket costs and expenses incurred by the Indemnitee in contesting the Third Party Claim.  Any payments by an Indemnitor under Article 11 shall be treated as an adjustment to the Purchase Price.

11.9                           NO SET-OFF

Neither Buyer nor any Seller shall have any right to setoff any Damages against any payments to be made by either of them pursuant to this Agreement or otherwise.

11.10                     INSURANCE

The Indemnitor shall be subrogated to the rights of the Indemnitee in respect of any insurance relating to Damages to the extent of any indemnification payments made hereunder.

11.11                     NO DUPLICATION

Any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a Breach of more than one representation, warranty, covenant or agreement.

11.12                     REMEDIES

(a)                                  Except as otherwise provided in this Agreement or in any other agreement delivered by any Seller or Buyer in connection with the Contemplated Transactions (collectively, the “Transaction Agreements”), the parties agree that the sole and exclusive remedy of any party hereto or their respective Affiliates with respect to this Agreement and the other Transaction Agreements or any other claims relating to the Business, the events giving rise to this Agreement and the other Transaction Agreements and the Contemplated Transactions shall be limited to the indemnification provisions set forth in this Article 11; provided that this limitation shall not apply in the event of fraud; and provided further that if an Indemnitor shall Breach or threaten to commit a Breach of any of its restrictive covenants set forth in this Agreement or any other Transaction Agreement (the “Restrictive Covenants”), any Indemnitee shall have the right in addition to, and not in lieu of, any other rights and remedies available to such Indemnitee, under law or in equity, to have the Restrictive Covenants specifically enforced by any court, including the right to seek entry against such Indemnitor, any of its Affiliates and any shareholder, officer, director, employee of each of the foregoing of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of the Restrictive Covenants, it being acknowledged and agreed that money damages will not provide such Indemnitee an adequate remedy.

(b)                                 The parties hereto intend that, even though indemnification and other obligations appear in various sections and articles of this Agreement, the indemnification procedures and limitations contained in this Article 11 shall apply to all indemnity and other obligations of the parties under this Agreement, except to the extent expressly excluded in this Article 11.

11.13                     NO SPECIAL DAMAGES

IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE 11 OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.

12.                                 Confidentiality

12.1                           DEFINITION OF CONFIDENTIAL INFORMATION

(a)                                  As used in this Article 12, the term “Confidential Information” includes any and all of the following information of any Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Sellers on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i)                                     all information that is a trade secret under applicable trade secret or other law;

(ii)                                  all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and database technologies, systems, structures and architectures;

(iii)                               all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv)                              all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b)                                 Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition.  In the case of trade secrets, each Disclosing Party, hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

12.2                           RESTRICTED USE OF CONFIDENTIAL INFORMATION

(a)                                  Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized Representative of Sellers with respect to Confidential Information of Sellers (each, a “Seller Contact”) or an authorized Representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Sellers shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Sellers, as the case may be, of the obligations of this Article 12 with respect to such information.  Each of Buyer and Sellers shall (A) enforce the terms of this Article 12 as to its respective Representatives; (B) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and (C) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.

(b)                                 Unless and until this Agreement is terminated, Sellers shall maintain as confidential any Confidential Information (including for this purpose any information of Sellers of the type referred to in Sections 12.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of Sellers relating to any of the Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Sellers may use any Confidential Information of Sellers before the Closing in the ordinary course of the Business consistent with past practices in connection with the transactions permitted by Section 6.2.

(c)                                  From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of Sellers relating solely to any of the Assets or the Assumed Liabilities.

12.3                           EXCEPTIONS

Sections 12.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Sellers shall not disclose any Confidential Information of Sellers relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

12.4                           LEGAL PROCEEDINGS

If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.  Notwithstanding anything to the contrary in this Article 12 or elsewhere in this Agreement, any Seller may disclose any Confidential Information to the extent it reasonably believes such disclosure is required to comply with the requirements of any applicable Legal Requirement, including the  rules and regulations of the New York Stock Exchange.

12.5                           RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION

If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

12.6                           ATTORNEY-CLIENT PRIVILEGE

The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

13.                                 General Provisions

13.1                           EXPENSES

Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives. Buyer will pay all amounts payable to the Title Insurer in respect of the Title Commitments, copies of exceptions and the Title Policy, including premiums (including premiums for endorsements) and search fees. All HSR Act filing fees shall be borne 50% by Sellers and 50% by Buyer. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

13.2                           PUBLIC ANNOUNCEMENTS

Except as may be required to comply with the requirements of any applicable Legal Requirement or the rules and regulations of any stock exchange or national market system upon which the securities of any Seller or Buyer are listed, no party will issue any press release or other public announcement relating to the subject matter of this Agreement or the Contemplated Transactions without the prior approval (which approval will not be unreasonably withheld or delayed) of the other party; provided, however, that, after the Closing, any Seller or Buyer will be entitled to issue any such press release or make any such other public announcement without obtaining such prior approval if it has previously provided a copy of the press release or other public announcement to the other party for a reasonable period of time for review and comment.

13.3                           NOTICES

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number or person as a party may designate by notice to the other parties):

Sellers:	Stewart & Stevenson Services, Inc.
2707 North Loop West, Suite 800
Houston, Texas 77008

	Attention:	General Counsel
	Facsimile:	(713) 868-2130
	Confirm:	(713) 868-7700

with a mandatory copy to:	Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
	Attention:	Charles H. Still
	Facsimile:	(713) 651-5246
	Confirm:	(713) 651-5151

Buyer:	Tug Acquisition Corp.
c/o Jacobson Partners
595 Madison Avenue, Suite 3100
New York, New York 10022
	Attention:	Charles M. Moore
	Facsimile:	(212) 758-4567
	Confirm:	(212) 758-7008

with a mandatory copy to:	Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038
	Attention:	Bradley G. Kulman
	Facsimile:	(212) 806-6006
	Confirm:	(212) 806-6613

13.4                           ARBITRATION

In the event of any dispute or controversy (except for any dispute or controversy arising out of the calculation of Closing Working Capital that is to be resolved in accordance with Section 2.11) arising out of or relating to this Agreement, or any matter relating hereto or the Contemplated Transactions (the “Dispute”), the parties shall first try to resolve the dispute by mutual agreement.  If the parties are unable to resolve the Dispute by entering into a written settlement agreement within 30 days following a party’s delivery of a written notice of a Dispute, setting forth in reasonable detail the circumstances and basis for the Dispute (“Notice of Dispute”), the Dispute shall be determined by binding arbitration in accordance with the rules for commercial arbitration of the American Arbitration Association then in effect (subject to any contrary provision in this Agreement).  Judgment upon the award shall be final and may be entered in any court having jurisdiction thereof.  The place of arbitration shall be Houston, Texas.  The arbitrator(s) shall be qualified by education, experience, or training to decide the matters in the Dispute.  The arbitrator(s) shall apply any statutes of limitations under Delaware law to the claims and defenses asserted in the Dispute.  Delivery of the Notice of Dispute shall toll the running of any applicable statutes of limitations.

13.5                           ENFORCEMENT OF AGREEMENT

Each Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by such Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

13.6                           WAIVER; REMEDIES CUMULATIVE

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.7                           ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and any one or more of the Sellers) and constitutes (along with the Seller Disclosure Letter, the Buyer Disclosure Letter, the Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.8                           ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this

Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.8.

13.9                           SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10                     CONSTRUCTION

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement, the Seller Disclosure Letter and the Buyer Disclosure Letter.

13.11                     TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.12                     GOVERNING LAW

Except as set forth in the next sentence, this Agreement will be governed by and construed under, and any Dispute determined in accordance with, the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law. With respect to matters involving the transfer of Real Property, this Agreement will be governed by and construed under, and any Dispute concerning such matters determined in accordance with, the laws of the State of Georgia without regard to conflicts-of-laws principles that would require the application of any other law.

13.13                     EXECUTION OF AGREEMENT

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TUG ACQUISITION CORP.

By	/s/ Charles M. Moore
Name:	Charles M. Moore
Title:	Secretary and Treasurer

STEWART & STEVENSON SERVICES, INC.

By	/s/ John B. Simmons
Name:	John B. Simmons
Title:	Vice President, Chief Financial Officer and Treasurer

S&S TUG SERVICE CENTERS, INC.

By	/s/ John B. Simmons
Name:	John B. Simmons
Title:	President and Treasurer